Exhibit 10.6

EXECUTION VERSION

INTERCREDITOR AGREEMENT

DATED AS OF September 25, 2013

Between

BARCLAYS BANK PLC, as INVENTORY PARTY

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT and ABL LOAN COLLATERAL AGENT,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as INVENTORY COLLATERAL AGENT

and

HAWAII PACIFIC ENERGY, LLC and TESORO HAWAII, LLC, as GRANTORS

Allen & Overy LLP

TABLE OF CONTENTS

SECTION 1.	Definitions	2

1.1	Definitions	2
1.2	Construction	22
1.3	Recitals	23
1.4	Inventory Collateral Agent Countersignatures	23

SECTION 2.	Priorities; Additional Collateral	23

2.1	Priority Ranking of Liens	23
2.2	First and Second Lien Collateral To Be Identical	24
2.3	Additional Collateral	25
2.4	Prohibition on Contesting Liens; No Marshaling	25
2.5	Release of Collateral	25
2.6	Loan Parties’ Confirmations	26

SECTION 3.	Trigger Events, Enforcement Events and Remedies	26

3.1	Notice of Defaults	26
3.2	Election to Make Guarantee Claim	27
3.3	Election to Pursue Enforcement Action	27
3.4	Exercise of Remedies	27
3.5	Who May Exercise Remedies	28
3.6	Manner of Exercise	29
3.7	Remedies Generally	30

SECTION 4.	Application of Monies	31

4.1	Distribution Priorities – Inventory Collateral	31
4.2	Distribution Priorities – ABL Loan Collateral	31
4.3	Sharing of Payments by Secured Parties	31
4.4	Non-available Proceeds	32
4.5	Investment of Funds	32
4.6	Timing of Distributions; Distribution Information Statement	32
4.7	Payments to Secured Parties	33
4.8	Application of Distributions	33

SECTION 5.	Insurance and Takings	33

5.1	Insurance; Rights	33
5.2	Insurance Proceeds Account	33
5.3	Takings	35
5.4	Mandatory Prepayments	35
5.5	Delivery of Officer’s Certificate	36

SECTION 6.	Ordinary Course Voting and Decision Making	36

6.1	Voting and Decision Making Generally	36
6.2	Collateral Voting Rights	37
6.3	Intercreditor Action	38
6.4	Directions to Collateral Agent	39

SECTION 7.	Cooperation; Access; Information; Consultation	39

7.1	Cooperation	39
7.2	Sharing Information	39

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7.3	Current Balance Certificate	40
7.4	Collateral Agent Request for Written Instructions, etc.	40
7.5	Access	41

SECTION 8.	Payment Invalidated	41

8.1	Turnover	41
8.2	Proportionate Allocation	42

SECTION 9.	Reliance, etc.	43

9.1	Reliance	43
9.2	No Warranties	43

SECTION 10.	Insolvency Proceedings	43

10.1	Use of Cash Collateral and DIP Financing	43
10.2	Sale of Collateral	44
10.3	Relief from the Automatic Stay	44
10.4	Adequate Protection	44
10.5	First Lien Objections to Second Lien Actions	45
10.6	Reorganization Securities	45
10.7	Post-Petition Claims	46
10.8	Waivers	46
10.9	Separate Grants of Security and Separate Classification	46
10.10	Effectiveness in Insolvency Proceedings	46

SECTION 11.	Relationship Between Agents	46

11.1	Pledged Collateral	46
11.2	Limitations on Duties and Obligations	48

SECTION 12.	Refinancing of the Credit Agreement	48

SECTION 13.	Additional Grantors	49

SECTION 14.	Miscellaneous	49

14.1	Specific Performance	49
14.2	Notices	50
14.3	Amendments	50
14.4	Successors and Assigns	50
14.5	Benefits of Agreement Limited	51
14.6	Conflicts with Other Documents	51
14.7	Termination	51
14.8	Subrogation	51
14.9	Severability	51
14.10	No Partnership; No Obligation to Advance Funds	51
14.11	Costs and Expenses; Indemnity	51
14.12	Counterparts	52
14.13	Currency	52
14.14	Choice of Law	52
14.15	Jurisdiction	52
14.16	Waiver of Jury Trial	52

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ANNEXES

Annex I Grantors

Annex II Excluded Collateral

Annex III Retail Business Description

Annex IV Addresses for Notices and Payment Instructions

Annex V Secured Party Supplement to Intercreditor Agreement

Annex VI Grantor Supplement to Intercreditor Agreement

Annex VII Leases

Annex VIII Licenses

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This INTERCREDITOR AGREEMENT (this Agreement) dated as of September 25, 2013 (this Agreement) is made by and between BARCLAYS BANK PLC (the Inventory Party), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the inventory collateral agent under this Agreement and under the Inventory Security Documents (together with its successors and assigns, in such capacity, the Inventory Collateral Agent) for and on behalf of the Inventory Party, DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as the administrative agent under the ABL Loan Credit Agreement (as defined below) (together with its successors and assigns, in such capacity, the Administrative Agent) for and on behalf of the Loan Parties (other than the Administrative Agent), DEUTSCHE BANK AG NEW YORK BRANCH, as asset based loan collateral agent under this Agreement and under the ABL Loan Security Documents (together with its successors and assigns, in such capacity, the ABL Loan Collateral Agent, and together with the Inventory Collateral Agent, the Collateral Agents) for and on behalf of the Loan Parties and the Persons identified in Annex I (Grantors) (such Persons, together with any additional Grantors who join this Agreement pursuant to Section 13 (Additional Grantors), the Grantors).

Recitals

WHEREAS, the Lenders (as defined in the ABL Loan Credit Agreement), the Administrative Agent, the ABL Loan Collateral Agent and the Borrowers are parties to the ABL Loan Credit Agreement, pursuant to which the Lenders have agreed to extend a credit amount to the Borrowers of $125,000,000 or such larger amount as mutually agreed between the Lenders and the Borrowers and is otherwise permitted under the Basic Documents in effect on the date hereof;

WHEREAS, the Inventory Facility Counterparty, the Inventory Collateral Agent and the Inventory Party are entering into the Inventory Documents, pursuant to which they will enter into Inventory transactions and transactions related to the Inventory and the Inventory Documents;

WHEREAS, the Lead Borrower and the ABL Loan Collateral Agent are entering into the ABL Loan First Lien Security Agreement, pursuant to which the Lead Borrower grants a first-priority Lien over the ABL Loan Collateral in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties to secure the ABL Loan Obligations and the Inventory Facility Counterparty and the Inventory Collateral Agent are entering into the ABL Loan Second Lien Security Agreement, pursuant to which the Inventory Facility Counterparty grants a second-priority Lien over the ABL Loan Collateral in favor of the Inventory Collateral Agent for the benefit of the Inventory Party to secure the Inventory Obligations;

WHEREAS, the Inventory Facility Counterparty and the Inventory Collateral Agent are entering into the Inventory First Lien Security Documents, pursuant to which the Inventory Facility Counterparty grants a first-priority Lien over the Inventory Collateral in favor of the Inventory Collateral Agent for the benefit of the Inventory Party to secure the Inventory Obligations and the Lead Borrower and the ABL Loan Collateral Agent are entering into the Inventory Second Lien Security Documents, pursuant to which the Lead Borrower grants a second-priority Lien over the Inventory Collateral in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties to secure the ABL Loan Obligations;

WHEREAS, Hawaii Pacific and all of the subsidiaries of Tesoro Hawaii (other than the Retail Business Subsidiary) will jointly and severally under the Inventory Guarantee guarantee to the extent set forth therein the Inventory Obligations in favor of the Inventory Collateral Agent for the benefit of the Inventory Party and under the ABL Loan Guarantee guarantee to the extent set forth therein the ABL Loan Obligations in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties;

WHEREAS, the Parties have entered into this Agreement to, among other things, define the rights, duties, authority and responsibilities of the Collateral Agents, and the priority of payments and security between the Loan Parties and the Inventory Party.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1.	Definitions

1.1 Definitions. The following terms will have the meanings herein specified.

ABL Account Control Agreement means the deposit account control agreement dated as of September 25, 2013 among the ABL Loan Collateral Agent, the Inventory Collateral Agent, Tesoro Hawaii and American Savings Bank with respect to, among other things, ABL Loan Collateral consisting of deposit accounts.

ABL Loan Collateral means all personal property, wherever located, in which any grantor party to the ABL Loan First Lien Security Agreement or the ABL Loan Second Lien Security Agreement, as the case may be, now has or later acquires any right, title or interest, including all:

(a) accounts (excluding any account arising under or in connection with an Inventory Document, Inventory Insurance Collateral, Takings Proceeds or any account constituting Pledged Capital Stock) (Accounts);

(b) instruments (including promissory notes) solely to the extent received in satisfaction of, or in lieu of payment for, or otherwise received in respect of or constituting proceeds of, any Account;

(c) investment property, including without limitation securities accounts;

(d) records to the extent but only to the extent used or useful in connection with the accounting for, or the collection of, the Accounts;

(e) the Cash Collateral Account and the ABL Loan Collateral Holding Account;

(f) all deposit accounts and all other demand, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person (other than the Inventory Collateral Holding Account) and all monies deposited or required to be deposited in any of the foregoing (but excluding any investment property);

(g) all supporting obligations arising in respect of or in connection with any Accounts; and

(h) to the extent not listed above as original ABL Loan Collateral, proceeds and products of, and accessions to, each of the above assets.

The term ABL Loan Collateral excludes (i) any property, right or interest in which a security interest may not be granted under applicable law; (ii) any Inventory Collateral; and (iii) any Excluded Collateral

ABL Loan Collateral Agent has the meaning given to such term in the Introductory paragraph hereof.

ABL Loan Collateral Holding Account has the meaning given to it in Section 4.5 (Investment of Funds).

ABL Loan Collateral Waterfall Amounts has the meaning given to such term in Section 4.2 (Distribution Priorities – ABL Loan Collateral).

ABL Loan Credit Agreement means the ABL Loan Credit Agreement dated as of September 25, 2013 among the Borrowers, the Administrative Agent, the ABL Loan Collateral Agent and the Lenders party thereto.

ABL Loan Documents means, collectively, the Credit Agreement and the ABL Loan Security Documents.

ABL Loan First Lien Security Agreement means the security agreement dated as of September 25, 2013 between Tesoro Hawaii and the ABL Loan Collateral Agent, pursuant to which Tesoro Hawaii grants a first-priority Lien over the ABL Loan Collateral in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties to secure the ABL Loan Obligations.

ABL Loan Guarantee means the guarantee dated as of September 25, 2013 by Hawaii Pacific in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties, pursuant to which, among other things, Hawaii Pacific guarantees the payment of the ABL Loan Obligations.

ABL Loan Obligations means, collectively, without duplication, at any time and from time to time (a) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by any Grantor under the ABL Loan Documents and this Agreement to any Loan Party, to any Secured Hedging Creditor or to any Secured Cash Management Creditor, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including (i) all principal and payments for early termination, (ii) all interest, fees, charges, premiums, breakage costs, expenses, attorneys’ fees and consultants’ fees chargeable to any Grantor by any Loan Party under the ABL Loan Documents and this Agreement, (iii) all obligations of the Grantors under the ABL Loan Guarantee, (iv) all obligations to deliver cash collateral under the ABL Loan Documents, (v) all amounts constituting reasonable costs and expenses, fees, indemnities expenses and other amounts (including reasonable fees and expenses of attorneys) owing to the ABL Loan Collateral Agent, (vi) all accrued interest, fees, costs and other charges in and under the ABL Loan Documents, whether incurred before or after the commencement by or against any Grantor of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether or not allowable in such proceeding, (vii) all obligations of the Grantors in respect of the Secured Hedging Obligations, and (viii) all obligations of the Grantors in respect of the Secured Cash Management Obligations; (b) in the event of any exercise of rights and remedies, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the ABL Loan Collateral, together with attorneys’ fees and court costs; and (c) payment of any amount owed under any amendment, modification, renewal, extension or novation of any of the above obligations or under and in respect of any other documents, instruments or certificates executed in connection with any of the foregoing. To the extent that any payment with respect to the ABL Loan Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

ABL Loan Second Lien Security Agreement means the security agreement dated as of September 25, 2013 between Tesoro Hawaii and the Inventory Collateral Agent, pursuant to which Tesoro Hawaii grants a second-priority Lien over the ABL Loan Collateral in favor of the Inventory Collateral Agent for the benefit of the Inventory Party to secure the Inventory Obligations.

ABL Loan Security Documents means (a) the ABL Loan First Lien Security Agreement, (b) the Mortgage Second Lien Agreement, (c) the Inventory Second Lien Security Agreement, (d) the Membership Interests Second Lien Pledge Agreement, (e) the ABL Loan Guarantee, and (f) the ABL Account Control Agreement.

Account Control Agreements means the ABL Account Control Agreement and the Inventory Account Control Agreement.

Accounts has the meaning given to such term in paragraph (a) of the definition of ABL Loan Collateral.

Action means, with respect to this Agreement or any Security Document or Guarantee, any amendment, supplement, waiver, approval, consent decision, instruction, other modification or other determination or action of or under the terms and provisions thereof.

Administrative Agent has the meaning given to such term in the introductory paragraph hereof.

Agency and Advisory Agreement means the Agency and Advisory Agreement dated as of September 25, 2013 between the Inventory Facility Counterparty and the Inventory Party.

Affiliate means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.

Agreement has the meaning given to such term in the introductory paragraph hereof.

Bankruptcy Code means the United States Federal Bankruptcy Code of 1978, as amended.

Bankruptcy Law means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights generally.

Barges means the two (2) time-chartered tug/barge units used to transport Inventory from Honolulu Harbor to terminals on neighboring islands.

Basic Documents means, collectively, the Credit Agreement, the Inventory Documents, the Guarantees and the Security Documents.

BI Insurance Proceeds means Insurance Proceeds paid under delay in start-up or business interruption insurance.

Borrowers means Tesoro Hawaii and the other Borrowers (as such term is defined in the ABL Loan Credit Agreement), including the Inventory Facility Counterparty.

Business Day means (a) for payment, a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; and (b) for notices, a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized to remain closed.

Capital Stock of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of our interests in (however designated) equity of such Person, including any preferred stock and partnership or limited liability company interests but excluding any debt securities convertible into such equity.

Cash Collateral Account means the American Savings Bank account #9331909360 held by Tesoro Hawaii, LLC.

Cash Equivalents means any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof.

Collateral Agents has the meaning given to such term in the introductory paragraph hereof.

Collateral means any real or personal property of any Grantor which is subject to a Lien in favor of any Secured Party in respect of the applicable Obligations under the terms of the applicable Security Document (including the Inventory Collateral, the ABL Loan Collateral, and Liens on assets in favor of the Secured Parties pursuant to Section 2.3 (Additional Collateral), but excluding in all cases Excluded Collateral).

Collateral Agency Agreement means the collateral agency agreement dated as of September 25, 2013 between the Inventory Party and Wells Fargo Bank, National Association as collateral agent.

Collection Costs means reasonable costs, taxes and expenses incurred (but not yet paid) by Tesoro Hawaii in respect of the collection of Insurance Proceeds.

Credit Agreement means (a) the ABL Loan Credit Agreement or (b) following a refinancing in full of ABL Loan Obligations in accordance with Section 12 (Refinancing of the Credit Agreement) and the Credit Agreement then in effect, the Refinancing Credit Agreement.

Crude Oil means crude oil and feedstocks that conform to such specifications as the Inventory Party and the Inventory Facility Counterparty may mutually agree and that are suitable for normal refinery processing and anything else that the Inventory Party accepts.

Current Balance Certificate has the meaning given to such term in Section 7.3 (Current Balance Certificate).

Decision Period means the period of time equal to no less than five (5) Business Days and not more than ten (10) Business Days, unless the relevant Collateral Agent acting reasonably determines that less time is appropriate in light of the then-prevailing circumstances, to make any decision under this Agreement as set forth in any Notice of Intercreditor Action and as thereafter extended in the reasonable discretion of such Collateral Agent.

Default means “Default” as defined in any Basic Document.

DIP Financing means the obtaining of credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

Discharge of First Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the First Lien Obligations;

(c) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (except for (i) contingent indemnification Obligations that expressly survive such payment and for which no claim or demand for payment, whether oral or written, has been made at such time, (ii) Secured Cash Management Obligations, Secured Hedging Obligations, and obligations in respect of Letters of Credit (in each case, as defined in the Credit Agreement) as to which arrangements satisfactory to the applicable Loan Parties have been made and (iii) Inventory Obligations in respect of Derivative Transactions (as defined in the Framework Agreement) as to which alternative security arrangements satisfactory to the Inventory Party have been agreed in writing and are in effect); and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents that would be First Lien Obligations.

Discharge of Second Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the Second Lien Obligations;

(c) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (except for (i) contingent indemnification Obligations that expressly survive such payment and for which no claim or demand for payment, whether oral or written, has been made at such time, (ii) Secured Cash Management Obligations, Secured Hedging Obligations, and ABL Loan obligations in respect of Letters of Credit (in each case, as defined in the Credit Agreement) as to which arrangements satisfactory to the applicable Loan Parties have been made and (iii) Inventory Obligations in respect of Derivative Transactions (as defined in the Framework Agreement) as to which alternative security arrangements satisfactory to the Inventory Party have been agreed in writing and are in effect); and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents that would be Second Lien Obligations.

Disposition means any sale, lease, exchange, transfer or other disposition.

Disputed Payment has the meaning given to such term in Section 8.1.

Easements has the meaning given to such term in paragraph (e) of the definition of Inventory Real Property Collateral.

Enforcement Action means an action (other than a Guarantee Claim) under applicable law to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the Security Documents (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a Lien or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to any Security Document (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding paragraphs, and exercising voting rights in respect of equity interests comprising Collateral);

(e) transform the Refinery or any other Inventory Collateral (or any component thereof) into a terminal; or

(f) effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of a Trigger Event with the consent of the First Lien Agent or the Second Lien Agent, as applicable; provided that Enforcement Action will be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral.

Enforcement Event means the occurrence and continuation of a Trigger Event under a Basic Document where the outstanding Obligations (or portion thereof) under such Basic Document have been declared, or will automatically become, immediately due and payable, in each case pursuant to the terms of the relevant Basic Document.

Event of Loss means an event that causes all or a portion of the Inventory Collateral and other property of any Grantor intended to be incorporated therein or other component thereof to be lost, destroyed or damaged.

Excluded Collateral means (a) the Retail Business, (b) the Capital Stock of the Retail Business Subsidiary, (c) any collateral posted to the benefit of the Inventory Party under a credit support annex of the Inventory Facility ISDA, and (d) the property of the Grantors described in Annex II (Excluded Collateral).

Feasible Restoration Certificate has the meaning given to such term in Section 5.2 (Insurance Proceeds Account).

First Lien Agent means (a) the ABL Loan Collateral Agent acting on behalf of the Loan Parties under the ABL Loan First Lien Security Agreement and (b) the Inventory Collateral Agent acting on behalf of the Inventory Party under the Inventory First Lien Security Documents.

First Lien Collateral means Collateral secured by a first-priority Lien.

First Lien Obligations means (a) the Inventory Obligations with respect to the Inventory Collateral and/or (b) the ABL Loan Obligations with respect to the ABL Loan Collateral, as the context requires.

First Lien Security Document means the ABL Loan First Lien Security Agreement, the Inventory First Lien Security Document, the Mortgage First Lien Agreement, the Membership First Lien Pledge Agreement or an Account Control Agreement, as the case may be.

First Lien Secured Parties means at any time (a) the Inventory Collateral Agent and the Inventory Party with respect to the Inventory Collateral, and (b) the ABL Loan Collateral Agent and the Loan Parties with respect to the ABL Loan Collateral.

Framework Agreement means the Framework Agreement dated as of September 25, 2013 between the Inventory Facility Counterparty and the Inventory Party.

Governmental Authority means any federal, regional, provincial, state, local or municipal government, governmental body, agency, instrumentality, authority or other entity established or controlled by any of the foregoing or subdivision thereof, including any legislative, administrative, regulatory or judicial body.

Grantor has the meaning given to such term in the introductory paragraph.

Guarantee means (a) the Inventory Guarantee and (b) the ABL Loan Guarantee.

Guarantee Claim means any claim by (a) the Inventory Collateral Agent on behalf of the Inventory Party under the Inventory Guarantee or (b) the ABL Loan Collateral Agent on behalf of the Loan Parties under the ABL Loan Guarantee, in each case pursuant to the terms thereof and hereof.

Guarantee Claim Notice has the meaning given to such term in Section 3.2 (Election to Make Guarantee Claim).

Guarantee Payment means any payment or distribution to a Secured Party by a Grantor pursuant to the terms of a Guarantee.

Hawaii Pacific means Hawaii Pacific Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

Hilo Terminal means the two (2) refined products terminals leased and operated by the Inventory Facility Counterparty located on the island of Hawaii in Hilo, Hawaii.

Honolulu Products Pipeline means the refined products pipeline running approximately 21.2 miles connecting the Refinery to terminals located at the Honolulu International Airport, terminals located at certain military facilities, the Tesoro Sand Island Terminal, the Aloha Honolulu terminal and the Chevron Honolulu terminal.

Indebtedness means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any acceptance credit (including any dematerialized equivalent);

(c) any bond, note, debenture, letter of credit or other similar instrument;

(d) any redeemable preference share;

(e) any agreement treated as a finance or capital lease in accordance with GAAP;

(f) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g) the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i) is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or construction of that asset or service;

(ii) involves a period of more than one hundred twenty (120) days before or after the date of acquisition or supply; or

(iii) constitutes a forward sale or purchase agreement;

(h) any Derivative Transaction (as defined in the Framework Agreement) (and, except for non-payment of an amount, the then mark-to-market value of the Derivative Transaction will be used to calculate its amount);

(i) any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing outside of the ordinary course of business;

(j) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Indemnified Person has the meaning given to such term in Section 14.4(d) (Miscellaneous).

Insolvency Proceedings means

(a) a voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor;

(b) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to a Grantor or a material portion of its property;

(c) a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

(d) a proceeding or case seeking the composition or readjustment of any Grantor’s debt; or

(e) an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.

Instructing Creditors means the Administrative Agent or the Inventory Party, acting independently; provided that until the Discharge of First Lien Obligations occurs (a) unless the relevant Collateral Agent believes in good faith that a delay would adversely affect the rights of each of the Secured Parties, such Collateral Agent will be required to refrain from acting on the instructions of the initial Instructing Creditors for a period of five (5) Business Days after its receipt of such instructions; (b) if the Administrative Agent or the Inventory Party give or make conflicting instructions regarding such initial instructions within such five (5) Business Days period, the relevant Collateral Agent will organize a conference call with the Collateral Agents, the Inventory Party and the Administrative Agent to be held within five (5) Business Days thereafter (or any other time as agreed between the Administrative Agent and the Inventory Party); and (c) (i) if during such conference call the Administrative Agent and the Inventory Party agree on a plan that resolves the conflicting instructions, such Collateral Agent will be required to act on the revised instructions reflecting such resolution or (ii) if during such conference call or otherwise the Administrative Agent and the Inventory Party fail to agree on a plan that resolves the conflicting instructions within such five (5) Business Day period, the instructions delivered with respect to any Collateral by the First Lien Agent or the First Lien Secured Parties for such Collateral will prevail and the relevant Collateral Agent will be required to act on such instructions.

Insurance Proceeds means all amounts paid or payable to any Grantor or the relevant Collateral Agent in respect of (a) any (i) casualty insurance required to be maintained (or caused to be maintained) or otherwise maintained pursuant to Section 7.7 (Insurances) of the Framework Agreement or Section 9.03 of the ABL Loan Credit Agreement, (ii) delay in start-up insurance or (iii) business interruption insurance or (b) any other compensation, awards damages or other payments related to an Event of Loss, but excluding in all cases proceeds from third-party liability, employer’s liability and automobile liability insurance to the extent that such amounts are or are to be paid to the person who incurred the liability or to any person who has previously discharged such liability.

Insurance Proceeds Account means a special, segregated U.S. dollar account of Tesoro Hawaii entitled “Insurance Proceeds Account” (or such other name approved by the Inventory Party) to be maintained with a bank approved by the Inventory Party and having the account number set forth in the Inventory Account Control Agreement.

Intellectual Property means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks (each as further defined in the Inventory First Lien Security Agreement and the Inventory Second Lien Security Agreement), trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

Intercreditor Action has the meaning given to such term in Section 6.3 (Intercreditor Action).

Inventory means Crude Oil and Products.

Inventory Account Bank means the bank which has opened and maintains the Insurance Proceeds Account and which has been approved by the Inventory Party.

Inventory Account Control Agreement means the deposit account control agreement entered into or to be entered into among the ABL Loan Collateral Agent, the Inventory Collateral Agent, Tesoro Hawaii and American Savings Bank with respect to, among other things, the Insurance Proceeds Account.

Inventory Collateral means, collectively, the Inventory Personal Property Collateral, the Inventory Real Property Collateral and the Inventory Membership Interest Collateral.

Inventory Collateral Agent has the meaning given to such term in the introductory paragraph hereof.

Inventory Collateral Holding Account has the meaning given to it in Section 4.5 (Investment of Funds).

Inventory Collateral Waterfall Amounts has the meaning given to such term in Section 4.1 (Distribution Priorities – Inventory Collateral).

Inventory Documents means (a) the Inventory Facility ISDA, (b) the Framework Agreement, (c) the Storage and Services Agreement, (d) the Agency and Advisory Agreement, (e) the Collateral Agency Agreement, (f) the Novation Agreement, and (g) the Inventory Security Documents.

Inventory Facility Counterparty means Tesoro Hawaii.

Inventory Facility ISDA means the agreement consisting of the ISDA 2002 Master Agreement dated as of September 25, 2013 between the Inventory Facility Counterparty and the Inventory Party, the ISDA Schedule relating thereto and all related transactions (and confirmations evidencing the same) and credit support annexes, pursuant to which they will enter into transactions in respect of Crude Oil and other Inventory, interest rate hedging transactions with respect to interest rate risk arising from the Inventory and the Inventory Documents and commodities hedging with respect to commodities risk in relation to the Inventory and the Inventory Documents.

Inventory First Lien Security Agreement means the security agreement dated as of September 25, 2013 between Tesoro Hawaii and the Inventory Collateral Agent, pursuant to which Tesoro Hawaii grants a first-priority Lien over the Inventory Collateral described therein in favor of the Inventory Collateral Agent for the benefit of the Inventory Party to secure the Inventory Obligations.

Inventory First Lien Security Documents means the Inventory First Lien Security Agreement, the Mortgage First Lien Agreement, the Membership Interests First Lien Pledge Agreement and the Inventory Account Control Agreement.

Inventory Guarantee means the guarantee dated as of September 25, 2013 by Hawaii Pacific in favor of the Inventory Collateral Agent for the benefit of the Inventory Party, pursuant to which, among other things, Hawaii Pacific guarantees the payment of the Inventory Obligations.

Inventory Insurance Collateral means (a) Insurance Proceeds and (b) the Insurance Proceeds Account and (c) all cash, “instruments” (as defined in Section 9-102(a)(47) of the UCC), “investment property” (as defined in Section 9-102(a)(4) of the UCC) and other “financial assets” (as defined in Section 8-102(a)(9) of the UCC) at any time on deposit in or credited to the Insurance Proceeds Account, including all income, earnings, dividends, interest, gain, profit and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property or assets into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing and all “security entitlements”.

Inventory Membership Interest Collateral means the following, wherever located, in which Hawaii Pacific now has or later acquires any right, title or interest, including all:

(a) all Pledged Securities;

(b) all securities, moneys or property representing dividends in respect of any of the Pledged Securities, or representing a distribution in respect of the Pledged Securities (in each case, including new Equity Interests of Tesoro Hawaii), whether arising under the terms of any of the following documents, as applicable (each, an Organizational Document and collectively, the Organizational Documents): articles of incorporation, certificate of formation, certificate of organization, articles of organization, by laws, limited liability company agreement, certificates of limited liability company membership interests, and all amendments or modifications of any of the foregoing, and all other agreements, instruments and/or other organizational or governing documents of or relating to Tesoro Hawaii;

(c) all securities, moneys or property resulting from a split up, revision, reclassification or other like change of the Pledged Securities or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Securities;

(d) all rights, privileges, authority and power arising from Pledgor’s Equity Interests in Tesoro Hawaii and ownership of the Inventory Membership Interest Collateral;

(e) all other payments, if any, due or to become due to Hawaii Pacific in respect of the Inventory Membership Interest Collateral, under or arising out of any Organizational Document of Tesoro Hawaii, or otherwise, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;

(f) all present and future claims, liens and remedies if any, of Hawaii Pacific against Tesoro Hawaii for monies loaned or advanced, for services rendered or otherwise;

(g) all of Hawaii Pacific’s rights pursuant to any Organizational Document of Tesoro Hawaii or at law or in equity, to exercise and enforce every right, power, remedy, authority, option and privilege of Hawaii Pacific relating to the Pledged Securities, including the right to execute any instruments and to take any and all other action on behalf of and in the name of Hawaii Pacific in respect of the Pledged Securities and/or Tesoro Hawaii to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or execute any checks, or other instruments or orders and to file any claims and to take any action in connection with any of the foregoing;

(h) all investment property issued by, or relating to Tesoro Hawaii;

(i) all equity interests or other property now owned or hereafter acquired by Hawaii Pacific as a result of exchange offers, recapitalizations of any type, contributions to capital, options or other rights relating to the Pledged Securities; and

(j) to the extent not listed above as original Collateral, all proceeds and products of, and accessions to, each of the above assets.

Inventory Obligations means, collectively, without duplication, at any time and from time to time (a) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by any Grantor to the Inventory Party under the Inventory Documents and this Agreement, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including (i) all principal and payments for early termination, (ii) all interest, fees, charges, premiums, breakage costs, expenses, attorneys’ fees and consultants’ fees chargeable to any Grantor by the Inventory Party under the Inventory Documents and this Agreement, (iii) all obligations of the Grantors under the Inventory Guarantee, (iv) all obligations to deliver cash collateral under the Inventory Documents, (v) all obligations of the Inventory Facility Counterparty under the Inventory Facility ISDA, (vi) all amounts constituting reasonable costs and expenses, fees, indemnities, expenses and other amounts (including reasonable fees and expenses of attorneys) owing to the Inventory Collateral Agent and (vii) all accrued interest, fees, costs and other charges in and under the Inventory Documents, whether incurred before or after commencement by or against any Grantor of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether or not allowable in such proceeding; (b) in the event of any exercise of rights and remedies, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Inventory Collateral, together with attorneys’ fees and court costs; and (c) payment of any amount owed under any amendment, modification, renewal, extension or novation of any of the above obligations or under and in respect of any other documents, instruments or certificates executed in connection with any of the foregoing. To the extent that any payment with respect to the Inventory Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

Inventory Party has the meaning given to such term in the introductory paragraph hereof.

Inventory Personal Property Collateral means all personal property, wherever located, in which any grantor party to the Inventory First Lien Security Agreement or the Inventory Second Lien Security Agreement, as the case may be, now has or later acquires any right, title or interest, including all:

(a) Inventory and all other hydrocarbons;

(b) Intellectual Property;

(c) intangible assets and proceeds thereof (but excluding payment intangibles);

(d) Inventory Insurance Collateral;

(e) Takings Proceeds;

(f) Pledged Capital Stock (other than of any Retail Business Subsidiary);

(g) chattel paper (including tangible chattel paper and electronic chattel paper);

(h) goods (including equipment, inventory and fixtures), which, for the avoidance of doubt, includes the catalyst, supplies, spare parts, and any other goods relating to, comprising part of or used in the System;

(i) instruments (including promissory notes) other than instruments received in satisfaction of, or in lieu of payment for, or otherwise received in respect of or constituting proceeds of, any Account;

(j) documents;

(k) all rights and claims of any such grantor, now or hereafter existing, under any indemnity, warranty, letter of credit, performance bond, credit support or guaranty including those provided for or arising out of or in connection with the Refinery, the Storage Facilities or the Inventory Collateral or any transaction contemplated in any Inventory Document;

(l) accounts arising under or in relation to any Inventory Document;

(m) general intangibles (including payment intangibles, licenses, concession rights and software);

(n) the commercial tort claims described in Schedule 2 (Commercial Tort Claims) to the Inventory First Lien Security Agreement and the Inventory Second Lien Security Agreement;

(o) supporting obligations other than supporting obligations arising in respect of or in connection with any Accounts;

(p) records other than records used or useful in connection with the accounting for, or the collection of, the Accounts;

(q) all policies of insurance, including those relating to the Inventory Collateral, the ABL Loan Collateral, the Refinery and/or the Storage Facilities (including those required by Section 7.7 (Insurance) of the Framework Agreement);

(r) all Permits now or hereafter held in the name, or for the benefit, or inuring to the benefit, of any Grantor;

(s) other assets (including the Inventory Collateral Holding Account, inventions, discoveries, trade secrets, and all associated goodwill) (other than the ABL Loan Collateral); and

(t) to the extent not listed above as original Inventory Collateral, proceeds and products of, and accessions to, each of the above assets.

The term Inventory Personal Property Collateral excludes (i) any property, right or interest in which a security interest may not be granted under applicable law; and (ii) any Excluded Collateral.

Inventory Real Property Collateral means all rights, title and interest in and to the following property, rights, interests and estates now owned, or hereafter acquired by a grantor party to the Mortgage First Lien Agreement or the Mortgage Second Lien Agreement, as the case may be, to the extent assignable or transferable under applicable law (collectively, the Property), including:

(a) the real property described in Exhibit A-1 to the Mortgage First Lien Agreement and the Mortgage Second Lien Agreement (the Land);

(b) all of such grantor’s estate, right, title and interest in, to and under the ground leases described in Annex VII (Leases) (Ground Leases), and the leasehold estates created thereby in the real property or air rights leased thereby, being more particularly described in Annex VII (Leases) (the Leasehold Land), together with all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs and replacements now or hereafter erected on the Leasehold Land and together with all appurtenances including, but not limited to (i) extension, renewal, modification and option rights and all of the estate and right of such grantor of, in, and to the Leasehold Land under and by virtue of the Ground Leases, (ii) all credits to and deposits of such grantor under the Ground Leases and all other options, privileges and rights granted and demised to such grantor under the Ground Leases and (iii) all the right or privilege of such grantor to terminate, cancel, surrender or merge the Ground Leases;

(c) all additional lands, estates and development rights hereafter acquired by such grantor for use in connection with the Land and the development of the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the lien of the Mortgage First Lien Agreement and the Mortgage Second Lien Agreement;

(d) the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (collectively, the Improvements);

(e) all easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, rights of dower, rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of such Grantor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto (collectively, the Easements);

(f) all “fixtures,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by such grantor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by such grantor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, that is now owned, or the ownership of which is hereafter acquired, by such grantor which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of such grantor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the Fixtures). The Fixtures include, without limitation, any fixtures relating to, comprising part of or used in the System and specifically those fixtures listed in Exhibit A-2 of the Mortgage First Lien Agreement and the Mortgage Second Lien Agreement. Notwithstanding the foregoing, “Fixtures” shall not include any property which tenants are entitled to remove pursuant to leases except to the extent that such Grantor shall have any right or interest therein;

(g) all interests or estate which such grantor may hereafter acquire in the Property and all additions and accretions thereto;

(h) all products and proceeds of any of the foregoing; and

(i) any and all other rights of such grantor in and to the items set forth in paragraphs (a) through (h) above.

Inventory Second Lien Security Agreement means the security agreement dated as of September 25, 2013 between Tesoro Hawaii and the ABL Loan Collateral Agent, pursuant to which Tesoro Hawaii grants a second-priority Lien over the Inventory Collateral described therein in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties to secure the ABL Loan Obligations.

Inventory Second Lien Security Documents means the Inventory Second Lien Security Agreement, the Mortgage Second Lien Agreement, and the Membership Interests Second Lien Pledge Agreement.

Inventory Security Documents means (a) the Inventory First Lien Security Agreement, (b) the Mortgage First Lien Agreement, (c) the ABL Loan Second Lien Security Agreement (d) the Membership Interests First Lien Pledge Agreement, (e) the Inventory Guarantee and (f) the Inventory Account Control Agreement.

Issuing Lender has the meaning provided in the ABL Loan Credit Agreement.

Kahului Terminal means the one (1) refined products terminal leased and operated by the Inventory Facility Counterparty located on the island of Maui in Kahului, Hawaii.

Kalaeloa Pipelines means, collectively, the four (4) Products pipelines running approximately 2.2 miles and connecting the Refinery to the loading facility at the Kalaeloa Barbers Point Harbor, the Chevron refinery, Aloha Barbers Point Terminal and HECO.

Lead Borrower means Tesoro Hawaii.

Lenders means the Lenders (as such term is defined in the Credit Agreement) and each other lender party to the Credit Agreement then in effect from time to time and bound by the terms of this Agreement pursuant to Section 12 (Refinancing of the Credit Agreement) or 14.4 (Successors and Assigns).

Lien means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Loan Parties means the Lenders, the Swingline Lender, the Issuing Lender, the Administrative Agent, the ABL Loan Collateral Agent, the Secured Hedging Creditors and the Secured Cash Management Creditors.

Losses means any and all claims, demands, suits, losses, expenses, damages, charges, fines, penalties, deficiencies, assessments, interest, fines, taxes, duties, levies, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, liabilities that directly or indirectly arise out of or are related to any suit, proceeding, judgment, settlement or judicial or administrative order, or any liabilities with respect to applicable law.

Membership Interests First Lien Pledge Agreement means the Membership Interests First Lien Pledge Agreement dated as of September 25, 2013 between Hawaii Pacific as pledgor and the Inventory Collateral Agent for the benefit of the Inventory Party, pursuant to which Hawaii Pacific grants a first-priority Lien over, among other things, the Equity Interests of Tesoro Hawaii.

Membership Interests Second Lien Pledge Agreement means the Membership Interests Second Lien Pledge Agreement dated as of September 25, 2013 between Hawaii Pacific as pledgor and the ABL Loan Collateral Agent for the benefit of the Loan Parties, pursuant to which Hawaii Pacific grants a second-priority Lien over, among other things, the Equity Interests of Tesoro Hawaii.

Monthly Transfer Date means the fifteenth (15th) day of each month.

Mortgage First Lien Agreement means the mortgage dated as of September 25, 2013 between Tesoro Hawaii and the Inventory Collateral Agent, pursuant to which Tesoro Hawaii grants a first-priority Lien over, among other things, the Storage Facilities and other real property described therein in favor of the Inventory Collateral Agent for the benefit of the Inventory Party to secure the Inventory Obligations.

Mortgage Second Lien Agreement means the mortgage dated as of September 25, 2013 between Tesoro Hawaii and the ABL Loan Collateral Agent, pursuant to which Tesoro Hawaii grants a second-priority Lien over, among other things, the Storage Facilities and other real property described therein in favor of the ABL Loan Collateral Agent for the benefit of the Loan Parties to secure the ABL Loan Obligations.

Net Available Amount means, in the case of any Event of Loss, the aggregate amount of Insurance Proceeds (other than BI Insurance Proceeds) received by any Grantor in respect of such Event of Loss, net of Collection Costs incurred in connection with the collection of such Insurance Proceeds.

Non-available Proceeds has the meaning given to such term in Section 4.4 (Non-available Proceeds).

Notice of Default has the meaning given to such term in Section 3.1 (Notice of Defaults).

Notice of Intercreditor Action has the meaning given to such term in Section 6.3 (Intercreditor Action).

Notice Party means each Collateral Agent, the Inventory Party and the Administrative Agent.

Novation Agreement means the Novation Agreement dated as of September 25, 2013 between the Inventory Party, Tesoro Hawaii, LLC, and Tesoro Refining & Marketing Company LLC.

Obligations means, at any time, collectively, all Inventory Obligations and all ABL Loan Obligations.

Officer’s Certificate of a Person means an officer’s certificate of an authorized representative of such Person.

On-Site Tanks means the Tanks identified in Schedule 1 (Facility Date) to the Storage and Services Agreement as being located at the Refinery.

Ordinary Course Instruction means any instruction to a Collateral Agent to, or to cause (pursuant to the terms of any Security Document or any Guarantee) any Grantor to, execute and deliver, or otherwise authenticate, all further instruments and documents and take all further actions that may be necessary or desirable, in order to perfect and protect any Lien granted or purported to be granted by the Grantors under the Security Documents or to protect the Guarantees.

Party means a party to this Agreement.

Permits means any authorization, consent, approval, clearance, approval, license, ruling, permit, certification, exemption, filing, claim, order, judgment, decree, publication, notice, declaration of or with, or registration by or with, any Governmental Authority.

Person includes any individual, company, corporation, limited liability company, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality.

Pledged Capital Stock means any and all of the following:

(a) the shares, interests, rights to purchase, warrants, options, participations or other equivalents of the interests of each grantor party to the Inventory First Lien Security Agreement or the Inventory Second Lien Security Agreement, as the case may be, in (however designated) equity of a Person (each, an Issuer), including any preferred stock and partnership or limited liability company interests but excluding any debt securities convertible into such equity (collectively, the Equity Interests and each an Equity Interest), as set out in Schedule 5 (Pledged Capital Stock) to the Inventory First Lien Security Agreement and the Inventory Second Lien Security Agreement;

(b) all additional Equity Interests in which such g at any time has or obtains any interest; and

(c) all dividends, interest, revenues, income, distributions and proceeds of any kind, whether cash, instruments, securities or other property, received by or distributed to the Grantor in respect of, or in exchange for the items listed in clause (a) of this definition or any other Pledged S.

Pledged Collateral has the meaning given to such term in Section 11.1 (Pledged Collateral).

Pledged Securities means any and all of the following:

(a) the membership interests, interests, rights to purchase, warrants, options, participations or other equivalents of Hawaii Pacific’s interests in Tesoro Hawaii but excluding any debt securities convertible into such equity (collectively, the Equity Interests and each an Equity Interest), in each case as set out in Schedule 1 (Pledged Securities) to the Membership Interests First Lien Pledge Agreement and the Membership Interests Second Lien Pledge Agreement; and

(b) all additional Equity Interests in Tesoro Hawaii in which Hawaii Pacific at any time has or obtains any interest.

Pipelines means the SPM Pipelines, the Honolulu Pipeline and the Kalaeloa Pipelines.

Post-Petition Claim means interest, fees, costs, expenses, and other charges that pursuant to any Basic Document continue to accrue after the commencement of an Insolvency Proceeding, to the extent such interest, fees, expenses, and other charges are allowed or allowable under Bankruptcy Law or in the Insolvency Proceeding.

Proceeds means:

(a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral; and

(b) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

Products means refined petroleum products, or refined petroleum intermediates and finished petroleum products, including, without limitation, blend stocks, additives, NGL, naphtha, VGO, resid, fuel oil, gasoline, diesel, jet and transmix and such other products as agreed by the Inventory Party.

Refinancing Credit Agreement has the meaning given to such term in Section 12(b) (Refinancing of the Credit Agreement).

Refinery has the meaning given to such term in the Storage and Services Agreement.

Register has the meaning given to such term in Section 14.4 (Successors and Assigns).

Repayment Event has the meaning given to such term in Section 8.1 (Turnover).

Required Creditors means, at any time:

(a) in the case of the ABL Loan Collateral,

(i) before the expiration of the relevant Standstill Period, the Administrative Agent exclusively; and

(ii) after the expiration of the relevant Standstill Period, if (A) the Administrative Agent has not commenced and is not then diligently pursuing an Enforcement Action with respect to all or a material part of the ABL Loan Collateral or diligently trying to vacate any stay or prohibition against such exercise, (B) any acceleration of the ABL Loan Obligations has not been rescinded and (C) the applicable Grantor(s) is (are) not then a debtor in an Insolvency Proceeding, then (subject to Section 3.4(b) (Exercise of Remedies) in the case of conflicting instructions) either (x) the Administrative Agent or (y) the Inventory Party; and

(b) in the case of the Inventory Collateral

(i) before the expiration of the relevant Standstill Period, the Inventory Party exclusively; and

(ii) after the expiration of the relevant Standstill Period, if (A) the Inventory Party has not commenced and is not then diligently pursuing an Enforcement Action described in paragraph (e) of the definition of Enforcement Action or any other Enforcement Action with respect to all or a material part of the Inventory Collateral or diligently trying to vacate any stay or prohibition against such exercise, (B) any termination or closing out of the Inventory Obligations has not been rescinded and (C) the applicable Grantor(s) is (are) not then a debtor in an Insolvency Proceeding, then (subject to Section 3.4(b) (Exercise of Remedies) in the case of conflicting instructions) either (x) the Inventory Party or (y) the Administrative Agent.

Restoration means, in respect of a single Event of Loss or a series of related Events of Loss, the replacement, reconstruction or repair of the Inventory Collateral (or relevant part thereof) affected by such Event or Events of Loss.

Restoration Completion Certificate has the meaning given to such term in Section 5.2(f) (Insurance Proceeds Account).

Restoration Requisition has the meaning given to such term in Section 5.2(e) (Insurance Proceeds Account).

Retail Business means the retail business of the Inventory Facility Counterparty consisting of retail outlets located in the islands of Oahu, Maui and Hawaii and related business operations, facilities and personnel, as more fully described in Annex III (Retail Business Description) attached hereto.

Retail Business Subsidiary means any Subsidiary of Tesoro Hawaii or Hawaii Pacific that solely owns and operates retail convenience stores in connection with the Retail Business.

Returning Secured Party has the meaning given to such term in Section 8.1(b).

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors.

Sand Island Terminal means the Tesoro Sand Island Terminal connected to the Refinery by the Honolulu Products Pipeline.

Second Lien Agent means (a) the ABL Loan Collateral Agent acting on behalf of the Loan Parties under the Inventory Second Lien Security Documents and (b) the Inventory Collateral Agent acting on behalf of the Inventory Party under the ABL Loan Second Lien Security Agreement.

Second Lien Collateral means Collateral secured by a second-priority Lien.

Second Lien Obligations means (a) Inventory Obligations with respect to the ABL Loan Collateral and/or (b) ABL Loan Obligations with respect to the Inventory Collateral, as the context requires.

Second Lien Secured Parties means at any time (a) the Inventory Collateral Agent and the Inventory Party with respect to the ABL Loan Collateral, and (b) the ABL Loan Collateral Agent and the Loan Parties with respect to the Inventory Collateral.

Secured Parties means, collectively, the Loan Parties, the Inventory Party and the Collateral Agents.

Security Documents means the Account Control Agreements, the ABL Loan Security Documents and the Inventory Security Documents.

SPM means the floating single point mooring used for Product and Crude Oil loading and off-loading equipment owned by the Inventory Facility Counterparty and located approximately 1.7 miles off the coast of the Kalaeloa Barbers Point Harbor.

SPM Pipelines means, collectively, the three (3) subsea pipelines running approximately 2.0 miles and connecting the Refinery to the SPM.

Standstill Period means, with respect to an Enforcement Event, the period of two hundred seventy (270) days after the occurrence of such Enforcement Event.

Storage and Services Agreement means the Storage and Services Agreement dated as of September 25, 2013 between the Inventory Facility Counterparty and the Inventory Party.

Storage Facilities means, collectively, the SPM, the On-Site Tanks, the Pipelines, the Barges and the Terminals, in each case together with any pipelines or ancillary facilities connecting such systems or facilities to each other or to the Refinery, and Storage Facility means any one of the Storage Facilities.

Subsidiary means an entity of which a Person has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the voting capital stock, equity or similar rights of ownership, or whose accounts would be consolidated with those of that Person in accordance with generally accepted accounting principles in the United States of America.

Swingline Lender has the meaning given to such term in the ABL Loan Credit Agreement.

System has the meaning give to that term in the Storage and Services Agreement.

Taking means any circumstance or event, or series of circumstances or events, in consequence of which the Inventory Collateral or any part thereof is condemned, nationalized, seized, taken, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

Takings Proceeds means, with respect to a Taking, any compensation, award, damages or other payment or relief with respect to such Taking.

Tank means storage tanks.

Terminals means the Hilo Terminal, the Kahului Terminal and the Sand Island Terminal.

Tesoro Hawaii means Tesoro Hawaii, LLC, a limited liability company organized and existing under the laws of Hawaii.

Trigger Event means any (a) “Event of Default” under the Credit Agreement and (b) any “Event of Default” or “Additional Event of Default” of the Inventory Facility Counterparty under any Inventory Document and any “Termination Event” or “Additional Termination Event” under any Inventory Document where the Inventory Facility Counterparty is an “Affected Party” or a “Defaulting Party” (each as defined in the Inventory Facility ISDA).

UCC means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.

Unanimous Consent Matter has the meaning given to it in Section 6.3(b) (Intercreditor Action).

Waterfall Amounts means, collectively, the Inventory Collateral Waterfall Amounts and the ABL Loan Collateral Waterfall Amounts.

1.2 Construction. In this Agreement, unless the contrary intention appears, a reference to:

(a) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(b) assets includes present and future properties, revenues and rights of every description;

(c) the terms include, includes and including are deemed to be followed by the phrase “without limitation”;

(d) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(e) control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(f) the term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, policy, writ, judgment, injunction or request (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any court or other governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law;

(g) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any successor law;

(h) a Trigger Event being outstanding or continuing means that it has not been remedied or waived;

(i) a Section or an Annex is a reference to a section of, or an annex to, this Agreement;

(j) a Party or any other Person includes its successors in title, permitted assigns and permitted transferees, and a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(k) a Basic Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement thereof;

(l) the singular includes the plural and vice versa and each gender includes the other gender;

(m) a time of day is a reference to New York City time; and

(n) The headings in this Agreement do not affect its interpretation.

1.3 Recitals. The whereas clauses contained in the “Recitals” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

1.4 Inventory Collateral Agent Countersignatures. References in this Agreement to countersigned by the Inventory Collateral Agent in relation to the delivery of a Feasible Restoration Certificate, a Restoration Requisition or any other Officer’s Certificate will be understood to require (a) Tesoro Hawaii to deliver such Feasible Restoration Certificate, Restoration Requisition or other officer’s certificate to the Inventory Collateral Agent in advance in accordance with Section 5.5 (Delivery of Officer’s Certificate) and (b) unless otherwise provided herein, the Inventory Collateral Agent’s countersignature on such Feasible Restoration Certificate, Restoration Requisition or other officer’s certificate before the Inventory Account Bank will withdraw or transfer funds in accordance with, or otherwise follow instructions given in, such Feasible Restoration Certificate, Restoration Requisition or other Officer’s Certificate.

SECTION 2.	Priorities; Additional Collateral

2.1 Priority Ranking of Liens. (a) The Secured Parties hereby agree that:

(i) the Inventory Party will have a first-priority Lien in the Inventory Collateral to secure the First Lien Obligations consisting of Inventory Obligations, and the Loan Parties will have a second-priority Lien in the Inventory Collateral to secure the Second Lien Obligations consisting of ABL Loan Obligations;

(ii) the Loan Parties will have a first-priority Lien in the ABL Loan Collateral to secure the First Lien Obligations consisting of ABL Loan Obligations, and the Inventory Party will have a second-priority Lien in the ABL Loan Collateral to secure the Second Lien Obligations consisting of Inventory Obligations;

(iii) the Obligations will be secured by the Collateral in accordance with the foregoing ranking subject to the terms of this Agreement and the Security Documents; and

(iv) each such first-priority Lien will at all times be senior and prior in all respects to each such second-priority Lien and each such second-priority Lien will at all times be junior and subordinate in all respects to each such first-priority Lien.

(b) Except as otherwise expressly provided herein, the first-priority Liens referred to in paragraph (a) above and the rights and obligations of the Parties will remain in full force and effect irrespective of:

(i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise);

(ii) the time, manner, or order of the grant, attachment, or perfection of a Lien;

(iii) any conflicting provision of the UCC or other applicable law;

(iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a Basic Document;

(v) the modification of an Inventory Obligation or an ABL Obligation;

(vi) the modification of a Basic Document;

(vii) the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Grantor or other Person that is permitted under the Basic Documents as in effect on the date hereof or secures a DIP Financing deemed consented to by the Second Lien Secured Parties pursuant to Section 10.1 (Use of Cash Collateral and DIP Financing);

(viii) the exchange of a Lien in any Collateral for a Lien in other Collateral;

(ix) the commencement of an Insolvency Proceeding; or

(x) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of any Obligation or holder of such Obligation.

2.2 First and Second Lien Collateral To Be Identical. The Parties intend that the First Lien Collateral and the Second Lien Collateral be identical. Accordingly, subject to the other provisions of this Agreement, the Parties will cooperate:

(a) to determine the specific items included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having First Lien Obligations or Second Lien Obligations; and

(b) to make the forms, documents, and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral, other than with respect to the first and second lien nature of the Liens.

2.3 Additional Collateral. (a) Until the Discharge of the First Lien Obligations, no Grantor will grant, and each will use its best efforts to prevent any other Person from granting, a Lien on any property in favor of the Inventory Collateral Agent to secure the Inventory Obligations or in favor of the ABL Loan Collateral Agent to secure the ABL Loan Obligations unless such Grantor grants (or offers to grant with reasonable opportunity for the Lien to be accepted) the Inventory Collateral Agent a first-priority Lien on such property and the ABL Loan Collateral Agent a second-priority Lien on such property; provided that the refusal of the ABL Loan Collateral Agent or the Inventory Collateral Agent, as the case may be, to accept such Lien will not prevent the Inventory Collateral Agent or the ABL Loan Collateral Agent, respectively, from taking the Lien; provided further that, for the avoidance of doubt, this Section 2.3 (Additional Collateral) will not preclude any Collateral Agent from taking any action, filing or delivering any instrument, document or financing statement to establish, perfect, preserve or protect the Liens in favor of such Collateral Agent in the relevant Collateral, subject to the terms of this Agreement.

(b) Subject to Section 2.1 (Priority Ranking of Liens), if the ABL Loan Collateral Agent or the Inventory Collateral Agent hereafter acquires a Lien on property to secure the ABL Loan Obligations or the Inventory Obligations, respectively, where the property is not also subject to a Lien securing the Inventory Obligations or the ABL Loan Obligations, respectively, then such Collateral Agent will give the other Collateral Agent written notice of such Lien no later than five (5) Business Days after acquiring such Lien. If the other Collateral Agent also obtains a Lien on such property or if such Collateral Agent fails to provide such timely notice, then such property will be deemed to be Collateral for all purposes hereunder in accordance with paragraph (a) above.

2.4 Prohibition on Contesting Liens; No Marshaling. (a) In no event will any Secured Party take any action to challenge, contest or dispute the validity, extent, enforceability, or priority of either Collateral Agent’s Liens under the Security Documents with respect to any of the Collateral, or that would have the effect of invalidating any such Lien or support any Person who takes any such action. Each of the Secured Parties agrees that it will not take any action to challenge, contest or dispute the validity, enforceability or secured status of any other Secured Party’s claims against any Grantor (other than any such claim resulting from any willful breach of this Agreement or any malfeasance of a Secured Party occurring after the date of this Agreement, or any challenge, contest or dispute alleging arithmetical error in the determination of a claim), or that would have the effect of invalidating any such claim, or support any Person who takes any such action.

(b) Notwithstanding the foregoing, nothing in this Section 2.4 (Prohibition on Contesting Liens; No Marshaling) will impair the rights of any Secured Party to enforce this Agreement, including the priority of the Liens securing the relevant Obligations or the provisions for exercise of remedies.

(c) Until the Discharge of First Lien Obligations, no Second Lien Secured Party will assert any marshaling, appraisal, valuation or other similar rights that may otherwise be available to a junior secured creditor.

2.5 Release of Collateral. (a) Subject to Section 6.3 (Intercreditor Action), the Secured Parties (other than the Collateral Agents) hereby authorize and instruct the Collateral Agents promptly to release (or to take steps to cause such release, including the giving of instructions to any agent or trustee under any Security Document) all Liens over the Collateral securing the First Lien Obligations upon the Discharge of First Lien Obligations and all Liens over the Collateral securing the Second Lien Obligations upon the Discharge of Second Lien Obligations, and each Collateral Agent will promptly take such steps as may be reasonably requested by the Grantors to effect and evidence such release.

(b) Each Second Lien Secured Party agrees that, in the event the First Lien Agent releases its Lien on any item of First Lien Collateral in connection with (i) an Enforcement Action or (ii) a Disposition of such item of Collateral permitted under the Basic Documents other than pursuant to an Enforcement Action (whether or not there is Trigger Event outstanding under the relevant Basic Documents), the Liens granted to the Second Lien Agent and the Second Lien Secured Parties upon such Collateral to secure Second Lien Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Collateral to secure First Lien Obligations; provided that if the Liens of the First Lien Agent attach to the Proceeds of such Collateral, the Lien securing the Second Lien Obligations shall attach to the Proceeds of such Collateral subject to the relative priorities described herein. The Second Lien Agent will promptly execute, deliver or acknowledge, at the Grantors’ sole cost and expense, any necessary or proper instruments of termination or release of the Liens provided to it by the Grantors. Nothing in this paragraph (b) will be deemed to affect any agreement of the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, to release the Liens on the Second Lien Collateral as set forth in the relevant Security Documents. Until the Discharge of First Lien Obligations, to the extent that the First Lien Agent releases a Lien on First Lien Collateral, which Lien is reinstated for the First Lien Agent’s benefit (on behalf of itself and the other First Lien Secured Parties), then the Second Lien Agent will also be granted a Lien on such Collateral subject to Section 2.1(a) (Priority Ranking of Liens).

(c) Unless and until the Discharge of First Lien Obligations has occurred, each Second Lien Secured Party hereby irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Secured Party or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of paragraph (b) above, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of paragraph (b) above, including any termination statements, endorsements or other instruments of transfer or release.

2.6 Loan Parties’ Confirmations. Each Loan Party (a) acknowledges and agrees the Inventory Party’s ownership of all Inventory that is owned by, transferred to or purchased by the Inventory Party pursuant to the Inventory Facility ISDA and of all Inventory whose title is transferred following an exchange under the Inventory Facility ISDA; (b) agrees not to challenge the Inventory Party’s ownership of Crude Oil and other Inventory; (c) agrees that the Inventory Party will have a back-up first-priority Lien in all Crude Oil and other Inventory to the extent the Inventory Party’s title is challenged or the transactions under the Inventory Facility ISDA become subject to recharacterization as a secured financing; and (d) acknowledges and agrees that it has no Lien in stock and Inventory that the Inventory Party purports to own under any Inventory Document.

SECTION 3.	Trigger Events, Enforcement Events and Remedies

3.1 Notice of Defaults. Each Secured Party hereby agrees to give each other Party written notice (a Notice of Default) of (a) the occurrence (and, when applicable, cessation) of a Default or a Trigger Event of which it has actual knowledge or written notice, and (b) following the occurrence of a Trigger Event that remains outstanding, the acceleration of the maturity of such Secured Party’s Obligations under the applicable Basic Document wherein such Secured Party’s Obligations have been declared to be or have automatically become due and payable earlier than the scheduled maturity thereof (or similar remedial actions, including demands for cash collateral, have been taken) or the termination of the Inventory Facility ISDA, in each case setting forth the aggregate amount of Obligations that have been subject to such event specified in such notice, in each case as soon as practicable after the occurrence thereof; provided that the failure to provide a Notice of Default will not limit or impair the rights of the Secured Parties hereunder or under the applicable Basic Documents. Each Notice of Default will specifically refer to this Section 3.1 (Notice of Defaults) and will describe such Default or Trigger Event (or its cessation) or other event in reasonable detail (including the date of occurrence of the same). No Secured Party will be deemed to have knowledge or notice of the occurrence of a Default or Trigger Event or other such event under the Basic Document to which it is a party until such Secured Party has actual knowledge thereof or has received a written notice of such Default, Trigger Event or other event from a Grantor or any other Secured Party.

3.2 Election to Make Guarantee Claim. (a) At any time after the occurrence and during the continuation of a Trigger Event relating to a failure of any Borrower to pay under the ABL Loan Documents or a failure of the Inventory Facility Counterparty to pay under any Inventory Document or a failure of the Inventory Facility Counterparty to deliver under any Inventory Document, the Administrative Agent in the case of such a Trigger Event under the ABL Loan Documents or the Inventory Party in the case of such a Trigger Event under the Inventory Document may serve a notice (such notice, a Guarantee Claim Notice) on the relevant Collateral Agent (concurrently with or at any time after delivery of a Notice of Default), which describes the Trigger Event with respect to which such Secured Parties are seeking to make a Guarantee Claim as well as the proposed amount of the Guarantee Claim. Each Guarantee Claim Notice will, except as otherwise provided herein, be effective on the date set forth in such notice.

(b) Promptly upon receipt of a Guarantee Claim Notice, the relevant Collateral Agent will (i) promptly make a Guarantee Claim under the relevant Guarantee and (ii) deliver to each other Notice Party a copy of such Guarantee Claim Notice. Promptly upon making any Guarantee Claim, the relevant Collateral Agent will give each other Notice Party notice that it has made such Guarantee Claim in accordance with this Section 3 (Trigger Events, Enforcement Events and Remedies) and will thereafter keep each other Notice Party reasonably apprised of the progress of such Guarantee Claim.

3.3 Election to Pursue Enforcement Action. (a) At any time after the occurrence and during the continuation of an Enforcement Event, the Required Creditors with respect to an Enforcement Event under the Basic Document to which such Required Creditors are a party may serve a notice (such notice, an Enforcement Action Notice) on the relevant Collateral Agent (concurrently with or at any time after delivery of a Notice of Default), which describes the Enforcement Event with respect to which such Required Creditors are seeking to pursue remedies as well as the proposed Enforcement Action that such Required Creditors wish the relevant Collateral Agent to pursue. Each Enforcement Action Notice will, except as otherwise provided herein, be effective on the date set forth in such notice.

(b) Promptly upon receipt of an Enforcement Action Notice, the relevant Collateral Agent will deliver to each other Notice Party a copy of such Enforcement Action Notice. Promptly upon taking any Enforcement Action, the relevant Collateral Agent will give each Notice Party notice that it has commenced an Enforcement Action in accordance with this Section 3 (Trigger Events, Enforcement Events and Remedies) and will thereafter keep each other Notice Party reasonably apprised of the progress of such Enforcement Action.

3.4 Exercise of Remedies.

(a) If the relevant Enforcement Action Notice was executed by the Required Creditors, then, if the Enforcement Event which is the subject of such Enforcement Action Notice remains outstanding, the Enforcement Action specified in such Enforcement Action Notice will be initiated by the relevant Collateral Agent without further action on behalf of any Secured Party in accordance with this Section 3.4 (Exercise of Remedies); provided, however, that, subject to Section 3.5 (Who May Exercise Remedies), (a) in any Insolvency Proceeding commenced by or against any Grantor, any Second Lien Secured Party may file a proof of claim or statement of interest, and make any arguments, motions or other filings with respect to the Second Lien Obligations, in each case so long as not inconsistent with the terms of this Agreement, (b) any Second Lien Agent or any Second Lien Secured Party may take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Collateral securing the Second Lien Obligations so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on Collateral securing the First Lien Obligations or the First Lien Secured Parties’ rights to exercise remedies, (c) any Second Lien Secured Party may exercise the rights and remedies provided for in Section 10.4 (Adequate Protection), and (d) any Second Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties or the avoidance of any Lien on the Collateral securing the Second Lien Obligations, to the extent not inconsistent with the terms of this Agreement; and provided further that to the extent any cash proceeds of the Collateral securing the First Lien Obligations are realized from actions taken by the First Lien Agent, the Liens granted to secure the Second Lien Obligations shall attach to any such proceeds remaining after application of such proceeds to the extent necessary to effect a Discharge of First Lien Obligations.

(b) After the expiration of a Standstill Period where a Required Creditor has the right to initiate an Enforcement Action, if the Collateral Agents (before a Collateral Agent has otherwise commenced an Enforcement Action) receive conflicting Enforcement Action Notices from the Administrative Agent and the Inventory Party, the Collateral Agents will refrain from taking any Enforcement Action that is the subject of such conflicting notices and call a meeting or conference call with the other Secured Parties to be held within five (5) Business Days thereafter (or any other time as agreed between the Secured Parties). The Secured Parties will, at the meeting or conference call, develop a plan for an Enforcement Action that is acceptable to the Administrative Agent and the Inventory Party. If the Administrative Agent and the Inventory Party fail to agree on the Enforcement Actions at the meeting or conference call, they will negotiate in good faith for a further period of ten (10) days, failing which the instructions delivered by the ABL Loan Collateral Agent in the case of the ABL Loan Collateral and the Inventory Collateral Agent in the case of the Inventory Collateral that is subject to the Enforcement Action will prevail.

3.5 Who May Exercise Remedies. (a) Until the Discharge of First Lien Obligations, the First Lien Secured Parties will have the exclusive right to, subject to Section 3.7(d) (Remedies Generally), instruct the First Lien Agent to:

(i) except as otherwise provided herein, enforce rights, exercise remedies and otherwise commence and maintain an Enforcement Action (including setoff and the right to credit bid their debt) without any consultation with or the consent of any Second Lien Secured Party;

(ii) make determinations regarding the release, Disposition or restrictions with respect to the First Lien Collateral without any consultation with or the consent of any Second Lien Secured Party; and

(iii) otherwise enforce the rights and remedies of a secured creditor under the UCC and other applicable laws of any applicable jurisdiction, so long as any Proceeds received by the First Lien Agent and the other First Lien Secured Parties in the aggregate in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) or 4.2 (Distribution Priorities – ABL Loan Collateral), except as otherwise required pursuant to the UCC and other applicable law, subject in all cases to the relative priorities described in Section 2.1 (Priority Ranking of Liens).

(b) Until the Discharge of First Lien Obligations, no Second Lien Secured Party will, or will instruct the Second Lien Agent to:

(i) contest, protest or object to any foreclosure proceeding or action brought with respect to the First Lien Collateral by the First Lien Agent in respect of the First Lien Obligations, the exercise of any right by the First Lien Agent in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the First Lien Agent or any First Lien Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the First Lien Collateral under the First Lien Security Documents or otherwise in respect of the First Lien Collateral or the First Lien Obligations;

(ii) take any action that would hinder any exercise of remedies undertaken by the First Lien Agent or any First Lien Secured Party with respect to the First Lien Collateral under the First Lien Security Documents, including any sale, lease, exchange, transfer or other disposition of the First Lien Collateral, whether by foreclosure or otherwise; or

(iii) object to the forbearance by the First Lien Agent or any First Lien Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the First Lien Collateral in respect of First Lien Obligations.

(c) Each Second Lien Secured Party hereby waives any and all rights it may have as a junior Lien creditor or otherwise to object to the manner in which the First Lien Agent or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted on any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any other First Lien Secured Party is adverse to the interests of the Second Lien Secured Parties.

3.6 Manner of Exercise. (a) The First Lien Agent (or pursuant to Section 3.7(d) (Remedies Generally) any First Lien Secured Party) may take any Enforcement Action:

(i) in any manner in its sole discretion in compliance with applicable law;

(ii) without consultation with or the consent of any Second Lien Secured Party;

(iii) regardless of whether an Insolvency Proceeding has been commenced;

(iv) regardless of any provision of any Security Document relating to Second Lien Obligations; and

(v) regardless of whether such exercise is adverse to the interest of any Second Lien Secured Party.

(b) The rights of the First Lien Agent (or pursuant to Section 3.7(d) (Remedies Generally), a First Lien Secured Party) to enforce any provision of this Agreement or any First Lien Security Document will not be prejudiced or impaired by:

(i) any act or failure to act of any Grantor, any other First Lien Secured Party or the First Lien Agent; or

(ii) noncompliance by any Person other than such First Lien Secured Party with any provision of this Agreement, any First Lien Security Document, regardless of any knowledge thereof that any First Lien Secured Party or the First Lien Agent may have or otherwise be charged with.

3.7 Remedies Generally. (a) For the avoidance of doubt, any Guarantee Claim Notice delivered by the Administrative Agent or the Inventory Party and any Enforcement Action Notice delivered by the Required Creditors may be modified, rescinded, supplemented, terminated, withdrawn or countermanded at any time by an affirmative written consent of, in the case of such Guarantee Claim Notice, the Secured Party that delivered it and, in the case of such Enforcement Action Notice, the Required Creditors that delivered it, and no Secured Party can issue a Guarantee Claim Notice or an Enforcement Action Notice blocking or terminating the right of any other Secured Parties to make a Guarantee Claim or to exercise the Enforcement Action or to take other action in accordance with the terms of this Agreement. The relevant Collateral Agent will promptly inform each other Secured Party of any revocation or withdrawal of any Notice of Default, Guarantee Claim Notice or Enforcement Action Notice.

(b) Nothing in this Section 3 (Trigger Events, Enforcement Events and Remedies) will be construed to (i) restrict the right of the Administrative Agent or the Lenders or the Inventory Party to call a Trigger Event under the Basic Documents to which such Lenders are party or the Inventory Party is a party, as appropriate, or require any such Secured Party to call a Trigger Event, (ii) restrict the right of the Secured Parties to elect at any time to agree to any Intercreditor Action in accordance with Section 6 (Ordinary Course Voting and Decision Making) that could have the effect of waiving or rescinding such Trigger Event, or (iii) require the relevant Collateral Agent to make a Guarantee Claim or take any Enforcement Action that is prohibited by any provision of the Basic Documents.

(c) Nothing contained in this Section 3 (Trigger Events, Enforcement Events and Remedies) will modify any of the rights of any Secured Party against any Grantor under any Security Document or any other Basic Document, or prevent any First Lien Secured Party from taking any Enforcement Action if it reasonably believes that immediate action is necessary to protect the interests of all First Lien Secured Parties under the Security Documents; provided that such Secured Party taking such Enforcement Action immediately notifies the relevant Collateral Agent and the other Secured Parties of its decision to take such Enforcement Action prior to taking such Enforcement Action.

(d) Except as otherwise provided in this Agreement, the Loan Parties and the Inventory Party will not have any right to institute any action or proceeding to make a Guarantee Claim, to enforce any term or provision of the relevant Guarantee or the Security Documents or take any Enforcement Action, unless the relevant Collateral Agent will have failed to act in accordance with a Guarantee Claim Notice or an Enforcement Action Notice within thirty (30) days thereafter. In such case but not otherwise, any Secured Party acting on behalf of itself and other Secured Parties will be entitled to make a Guarantee Claim, to commence an Enforcement Action or to take any such other action as the relevant Collateral Agent might have taken pursuant to this Agreement, the relevant Guarantee or the Security Documents (in accordance with the directions of, in the case of a Guarantee Claim Notice, the Administrative Agent or the Inventory Party and, in the case of an Enforcement Action Notice, the Required Creditors required to take such action pursuant to this Section 3 (Trigger Events, Enforcement Events and Remedies)).

SECTION 4.	Application of Monies

4.1 Distribution Priorities – Inventory Collateral. Until the Discharge of the First Lien Obligations secured by the Lien on the Inventory Collateral, following the occurrence of an Enforcement Event and the taking of any Enforcement Action, (x) the proceeds of any collection, sale or other realization of all or any part of the Inventory Collateral pursuant to the Security Documents or this Section 4.1 (Distribution Priorities – Inventory Collateral) and (y) any other cash at the time of such collection, sale or other realization held by the Inventory Collateral Agent under the Security Documents or this Section 4.1 (Distribution Priorities – Inventory Collateral) with respect to the Inventory Collateral (any such proceeds and cash being received as a result of such Enforcement Action herein referred to as the Inventory Collateral Waterfall Amounts), will be applied by the Inventory Collateral Agent in the following order of priority:

(a) first, to the payment of that portion of the Inventory Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorney fees and costs) due and payable to the Inventory Collateral Agent pursuant to this Agreement, the Collateral Agency Agreement and the Security Documents;

(b) second, to the payment of outstanding Inventory Obligations;

(c) third, to the payment of outstanding ABL Loan Obligations; and

(d) last, the balance, if any, after all of the Obligations have been paid in full, to the Grantors or as otherwise required by applicable law.

4.2 Distribution Priorities – ABL Loan Collateral. Until the Discharge of the First Lien Obligations secured by the Lien on the ABL Loan Collateral, following the occurrence of an Enforcement Event and the taking of any Enforcement Action, (x) the proceeds of any collection, sale or other realization of all or any part of the ABL Loan Collateral pursuant to the Security Documents or this Section 4.2 (Distribution Priorities – ABL Loan Collateral) and (y) any other cash at the time of such collection, sale or other realization held by the ABL Loan Collateral Agent under the Security Documents or this Section 4.2 (Distribution Priorities – ABL Loan Collateral) with respect to the ABL Loan Collateral (any such proceeds and cash received as a result of such Enforcement Action being herein referred to as the ABL Loan Collateral Waterfall Amounts), will be applied by the ABL Loan Collateral Agent in the following order of priority:

(a) first, to the payment of outstanding ABL Loan Obligations;

(b) second, to the payment of outstanding Inventory Obligations; and

(c) last, the balance, if any, after all of the Obligations have been paid in full, to the Grantors or as otherwise required by applicable law.

4.3 Sharing of Payments by Secured Parties. The Secured Parties hereby agree that if, at any time during the term of this Agreement, any Secured Party receives any payment, Proceeds or other distribution of assets of any Grantor of any kind or character (other than the proceeds of collateral (other than any Collateral) the benefits of which such Secured Party is entitled to, which, in each case will be received, retained and applied by the Person entitled thereto), including any Guarantee Payment, whether monies or cash proceeds resulting from liquidation of the Collateral, other than in accordance with the terms of this Agreement, then such Secured Party will hold such payment, Proceeds or other distribution in trust for the benefit of all of the Secured Parties and will immediately remit such payment,

Proceeds or other distribution to the relevant Collateral Agent, and such Collateral Agent will apply such monies in accordance with the terms of this Agreement. Any such amounts so remitted to a Collateral Agent by such Secured Party will, as between the Grantors and the Secured Parties, be treated as not having been paid to such Secured Party unless paid back to such Secured Party following such Collateral Agent’s application of such monies in accordance with the terms of this Agreement.

4.4 Non-available Proceeds. Non-cash proceeds of Collateral and proceeds of Collateral which, due to a restraining order or otherwise, are not permitted to be distributed to the Secured Parties, or because the relevant Collateral Agent or the receiving Secured Party in the exercise of its reasonable discretion has determined it to be impracticable to divide and apply any such non-cash proceeds to the payment of any of the Obligations owed to the Secured Parties (herein referred to as Non-available Proceeds) will be held by the relevant Collateral Agent or, as the case may be, the Secured Party so receiving such Non-available Proceeds, as agent for the Secured Parties. At such time as such Non-available Proceeds are later converted to cash or such Non-available Proceeds are later permitted to be applied, or later become practical to divide and may otherwise be applied, against any of the Obligations, then such Non-available Proceeds will promptly be divided and paid at such time in accordance with the terms of this Agreement.

4.5 Investment of Funds.

(a) Until any amount to be applied pursuant to Section 4.1 (Distribution Priorities – Inventory Collateral) is so applied, the Inventory Collateral Agent will hold such amount in a separate account (the Inventory Collateral Holding Account) established for the benefit of the Secured Parties in accordance with the terms of this Agreement and identified as the Inventory Collateral Holding Account” and maintained at the Inventory Collateral Agent or another bank designated by the Inventory Party. The funds in the Inventory Collateral Holding Account will be considered proceeds of the Inventory Collateral and will be invested in cash or Cash Equivalents, as instructed by the Inventory Party, unless otherwise instructed in writing by the Inventory Party; and

(b) Until any amount to be applied pursuant to Section 4.2 (Distribution Priorities – ABL Loan Collateral) is so applied, the ABL Loan Collateral Agent will hold such amount in a separate account (the ABL Loan Collateral Holding Account) established for the benefit of the Secured Parties in accordance with the terms of this Agreement and identified as the “ABL Loan Collateral Holding Account” and maintained at the ABL Loan Collateral Agent or a bank designated by it. The funds in the ABL Loan Collateral Holding Account will be considered proceeds of the ABL Loan Collateral and will be invested in cash or Cash Equivalents, unless otherwise instructed in writing by the Administrative Agent.

4.6 Timing of Distributions; Distribution Information Statement. The relevant Collateral Agent will be required to make, or cause to be made, distributions pursuant to Sections 4.1 (Distribution Priorities – Inventory Collateral) and 4.2 (Distribution Priorities – ABL Loan Collateral) from the Inventory Collateral Holding Account or the ABL Loan Collateral Agent, respectively, at any time when the amount on deposit in such account is at least $1,000,000 or if any amount is on deposit therein and such Collateral Agent has not made a distribution therefrom within the previous fifteen (15) days; provided that such Collateral Agent may make such distributions at other times as instructed by the Inventory Party in the case of the Inventory Collateral Holding Account or the Administrative Agent in the case of the ABL Loan Collateral Holding Account. At the time of each disbursement of Waterfall Amounts, the relevant Collateral Agent will forward to each Secured Party a statement (a) describing the total amount of such Waterfall Amounts received and (b) in reasonable detail, the application thereof pursuant to this Section 4 (Application of Monies) by such Collateral Agent.

4.7 Payments to Secured Parties. The Parties agree that payments to the Secured Parties will be made in accordance with the instructions set forth in Annex IV (Addresses for Notices and Payment Instructions) hereto, as any such Secured Party’s instructions may be altered by written notice from such Secured Party to the Collateral Agents.

4.8 Application of Distributions. Each Secured Party agrees that any sums and amounts received by such Secured Party pursuant to this Section 4 (Application of Monies) will be applied to the payment of the Obligations held by such Secured Party described pursuant to this Section 4 (Application of Monies) as will be determined by such Secured Party in its sole discretion.

SECTION 5.	Insurance and Takings

5.1 Insurance; Rights. The Collateral Agents will be named as additional insured and/or loss payees, as applicable, under any insurance policies maintained by any Grantor. Subject to the rights of the Grantors under the Security Documents, the Inventory Collateral Agent acting on behalf of the Inventory Party as first-priority Lien holder will, on the instructions of the Inventory Party and for so long as the Inventory Obligations remain outstanding, have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Collateral, and to approve an award granted in a condemnation, eminent domain or similar proceeding or other Taking (or a deed in lieu of condemnation) affecting the Collateral.

5.2 Insurance Proceeds Account. All Insurance Proceeds will be deposited into the Insurance Proceeds Account; provided that for purposes of this Section 5 (Insurance and Takings) before Tesoro Hawaii opens the Insurance Proceeds Account, all references to the Insurance Proceeds Account will be deemed to be references to the Inventory Collateral Holding Account and all references to the Inventory Account Bank will be deemed to be references to the Inventory Collateral Agent. Notwithstanding anything to the contrary in Section 4 (Application of Monies), amounts on deposit in the Insurance Proceeds Account will be held therein and applied as set forth in this Section 5.2 (Insurance Proceeds Account):

(a) Upon the deposit of Insurance Proceeds (other than BI Insurance Proceeds) into the Insurance Proceeds Account, Tesoro Hawaii will deliver to the Inventory Account Bank (countersigned by the Inventory Collateral Agent) an Officer’s Certificate of Tesoro Hawaii (countersigned by the Inventory Collateral Agent) setting forth (i) the source of such Insurance Proceeds, (ii) the reasonable expenses (including the payees thereof) incurred (but not yet paid) by Tesoro Hawaii in respect of the collection of such Insurance Proceeds and (iii) whether the Net Available Amount of such Insurance Proceeds are required to be applied (A) in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) or (B) for Restoration in accordance with this Section 5.2 (Insurance Proceeds Account). Tesoro Hawaii will instruct the Inventory Account Bank to transfer the amount representing such reasonable expenses referred to in clause (ii) of the preceding sentence directly to the payees of such expenses in accordance with the certification made in such Officer’s Certificate. In the case of clause (iii)(A) of the first sentence of this paragraph (a), the Inventory Account Bank will transfer such Net Available Amount, as set forth in such Officer’s Certificate, to the Inventory Collateral Agent for application in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

(b) So long as no Trigger Event is outstanding and subject to Section 5.4 (Mandatory Prepayments), if the aggregate amount of the Net Available Amount of such Insurance Proceeds in respect of a single Event of Loss or a series of related Events of Loss is, when taken together with all other amounts available to the Tesoro Hawaii for the Restoration relating such Event or Events of Loss:

(i) sufficient to cover the cost of such Restoration, including reimbursement of any costs to Tesoro Hawaii for Restoration and such Net Available Amount is less than $5,000,000 (or the equivalent thereof in other currencies), then on each Monthly Transfer Date following receipt of the Officer’s Certificate required under paragraph (a) above, Tesoro Hawaii will instruct the Inventory Account Bank to withdraw and transfer the amount representing such costs of Restoration directly to the payees thereof;

(ii) (A) sufficient to cover the cost of such Restoration, including reimbursement of any costs to Tesoro Hawaii for Restoration and such Net Available Amount is $5,000,000 (or the equivalent thereof in other currencies) or greater but less than $25,000,000 (or the equivalent thereof in other currencies) and (B) the Tesoro Hawaii, within thirty (30) days after the receipt of such Net Available Amount, delivers to the Inventory Collateral Agent an Officer’s Certificate substantially in the form attached to Inventory Account Control Agreement (or such other form approved by the Inventory Party) that certifies that such Net Available Amount, together with all other amounts available to Tesoro Hawaii for such Restoration, are sufficient to cover the cost of such Restoration and that sets out Tesoro Hawaii’s detailed restoration plan for such Restoration, which restoration plan is acceptable to the Inventory Party, such Net Available Amount will be available to be applied by Tesoro Hawaii in execution of such restoration plan; provided that if the execution of such restoration plan is not commenced within ninety (90) days after the delivery of such Feasible Restoration Certificate (or such longer period agreed by the Inventory Party (in consultation with the Insurance Advisor (as defined in the Framework Agreement)) to be necessary for Tesoro Hawaii to commence such restoration plan with the use of diligent efforts), then such Net Available Amount will be applied as directed by the Inventory Party; or

(iii) (A) not sufficient to cover the cost of such Restoration, including reimbursement of any costs to Tesoro Hawaii for Restoration, and (B) Tesoro Hawaii, within thirty (30) days after the receipt of such Net Available Amount, is not able to deliver a Feasible Restoration Certificate, the occurrence of such Event or Events of Loss will constitute an Enforcement Event and the Net Available Amount will be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

(c) Notwithstanding the foregoing, any insurance proceeds payable in respect of third party liability, employer’s liability and automobile liability insurance to the extent that such insurance proceeds are or are to be paid to the Person who incurred the liability or to any Person who has discharged such liability, such insurance proceeds will be paid to such third party and not deposited into the Insurance Proceeds Account or any other bank account of Tesoro Hawaii.

(d) So long as no Trigger Event is outstanding and subject to Section 5.4 (Mandatory Prepayments), if the Net Available Amount of such Insurance Proceeds will be applied to the Restoration of the Inventory Collateral, then on each Monthly Transfer Date, following the delivery to the Inventory Account Bank at least three (3) Business Days before such Monthly Transfer Date, of an Officer’s Certificate substantially in the form attached to Inventory Account Control Agreement (or such other form approved by the Inventory Party) (countersigned by the Inventory Collateral Agent) (a Restoration Requisition), the Inventory Account Bank will be instructed to transfer the amount set forth in such Restoration Requisition and certified therein as being the amount due and payable or forecast to be due and payable before the next Monthly Transfer Date in connection with the costs of such Restoration from the Insurance Proceeds Account to the directly to the payees of such costs of such Restoration.

(e) Upon completion of the Restoration, Tesoro Hawaii will deliver to the Inventory Account Bank an Officer’s Certificate of Tesoro Hawaii (countersigned by the Inventory Collateral

Agent) substantially in the form attached to Inventory Account Control Agreement (or such other form approved by the Inventory Party) (a Restoration Completion Certificate) (i) certifying the completion of the Restoration Work and the amount, if any, required in the opinion of the Inventory Party’s insurance advisor to be retained in the Insurance Proceeds Account for the payment of any remaining costs of Restoration not then due and payable or the liability for payment of which is being contested or disputed in good faith with appropriate proceedings by Tesoro Hawaii and for the payment of reasonable contingencies following completion of the Restoration and (ii) instructing the Inventory Account Bank to transfer to the Inventory Collateral Agent for application in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) of the Intercreditor Agreement the amount, if any, remaining in the Insurance Proceeds Account in excess of the amounts, if any, to remain in the Insurance Proceeds Account as stated in such Restoration Completion Certificate. Thereafter, Tesoro Hawaii will deliver a further Restoration Completion Certificate certifying payment of all costs of Restoration and/or the conclusion of any such contest or dispute and instruction the Inventory Account Bank to transfer any amounts remaining in the Insurance Proceeds Account to the Inventory Collateral Agent for application in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

5.3 Takings. All Takings Proceeds will be deposited into the Insurance Proceeds Account and, notwithstanding anything to the contrary in Section 4 (Application of Monies), any Takings Proceeds, on deposit in the Insurance Proceeds Account will be held therein and applied as set forth in Section 5.4 (Mandatory Prepayments).

5.4 Mandatory Prepayments. (a) If the Grantors receive Insurance Proceeds (other than BI Insurance Proceeds) with respect to an Event of Loss in an aggregate amount equal to or greater than $1,000,000 (or the equivalent thereof in other currencies), the relevant Grantor will transfer the Net Available Amount of such Insurance Proceeds to the Inventory Collateral Agent to be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral); provided, however, that with the prior written consent of the Inventory Party, the Grantors will instead be permitted to use such Net Available Amount to Restore the Affected Property in accordance with Section 5.2 (Insurance Proceeds Account).:

(b) In the event that the Net Available Amount of any Insurance Proceeds (other than BI Insurance Proceeds) received by the Grantors in respect of an Event of Loss has not been used or committed to Restore the Affected Property within one hundred eighty (180) days after the date such Insurance Proceeds are paid, the Grantors will transfer such Net Available to the Inventory Collateral Agent to be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

(c) Anything to the contrary in this Section 5 (Insurance and Takings) notwithstanding, if an Enforcement Event is outstanding, whether before or after occurrence of an Event of Loss (other than as a direct result of the Event of Loss that gave rise to Insurance Proceeds being received), the Inventory Party may direct the Inventory Account Bank or the Inventory Collateral Agent to transfer the Net Available Amount to the Inventory Collateral Agent to be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

(d) If the Grantors receive BI Insurance Proceeds at any time and in any amount, the relevant Grantor will transfer such BI Insurance Proceeds to the Inventory Collateral Agent to be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral).

(e) If the Grantors receive Takings Proceeds at any time and in any amount, the relevant Grantor will transfer such Takings Proceeds to the Inventory Collateral Agent to be applied in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) of the Intercreditor Agreement.

5.5 Delivery of Officer’s Certificate. At least three (3) Business Days before a Grantor must under this Section 5 (Insurance and Takings) deliver any Officer’s Certificate, such Grantor will deliver a duly completed draft thereof to the Inventory Collateral Agent. The Inventory Collateral Agent, promptly upon receipt of each such draft will review the draft and within two (2) Business Days after such receipt, will, if such draft is consistent with the requirements relating thereto as provided herein and therein, countersign such draft after which such Grantor will deliver the relevant Officer’s Certificate to the Inventory Account Bank and other required Persons in accordance with the other terms of this Agreement and the Account Control Agreement.

SECTION 6.	Ordinary Course Voting and Decision Making

6.1 Voting and Decision Making Generally. (a) Subject to the other provisions of this Section 6 (Ordinary Course Voting and Decision Making), any Party may at any time and from time to time in accordance with the terms of the Credit Agreement or the Inventory Documents, as the case may be, without any consent of or notice to any other Secured Party (other than as described in Section 7 (Cooperation; Access; Information; Consultation)) and without impairing or releasing the obligations of any Secured Party, take, make, give or grant any Action with respect to the terms of any such Basic Document (but for the avoidance of doubt, not this Agreement); provided that no such Action may alter or otherwise affect Section 2.1 (Priority Ranking of Liens) or 2.4 (Prohibition on Contesting Liens; No Marshaling); and provided further that, subject to Section 10.1 (Use of Cash Collateral and DIP Financing), such Action will not:

(i) in the case of the Inventory Documents, without the consent of the Administrative Agent, modify a covenant or event of default that directly restricts one or more Grantors from making payments under the Credit Agreement that would otherwise be permitted under the Inventory Documents as in effect on the date hereof; or

(ii) in the case of the Credit Agreement, without the consent of the Inventory Party, (A) modify a covenant or event of default that directly restricts one or more Grantors from making payments under the Inventory Documents that would otherwise be permitted under the Credit Agreement as in effect on the date hereof, (B) amend or modify Section 12.10 or 13.19 of the Credit Agreement, or (C) modify a scheduled amortization payment or modify the scheduled final maturity date to make it before September 25, 2017 (other than to advance the date of any schedule payment in the case of accelerating the maturity of any Obligation in accordance with the terms of the Credit Agreement).

(b) The Administrative Agent will notify the Inventory Party, and the Inventory Party will notify the Administrative Agent, of each modification to the Credit Agreement or the ABL Loan Obligations or of each modification to the Inventory Documents or the Inventory Obligations, respectively, within five (5) Business Days after the modification’s effective date and, if requested by the notified Party, promptly provide copies of any documents executed and delivered in connection with the modification.

(c) For the avoidance of doubt, this Agreement will not be deemed to restrict or prohibit any Secured Party from:

(i) accelerating the maturity or demanding payment of any Obligation in accordance with the terms of the applicable Basic Documents;

(ii) enforcing netting and set-off rights under the Inventory Facility ISDA;

(iii) subject to Sections 3 (Trigger Events, Enforcement Events and Remedies), 6 (Ordinary Course Voting and Decision Making) and 10 (Insolvency Proceedings), enforcing the applicable Basic Documents (other than the Security Documents and the Guarantees) by judicial process or arbitration (including obtaining a judgment);

(iv) declaring a default or otherwise notifying of a breach under a Basic Document;

(v) terminating, cancelling or reducing any commitment or obligation it may have to make further advances or re-advances or other forms of borrowing or credit available to any Grantor in the case of a Trigger Event in accordance with the terms of the applicable Basic Document;

(vi) suspending, terminating or closing out (including in whole or part by mutual consent) the Inventory Documents or any transaction thereunder;

(vii) imposing any default rate of interest in accordance with the applicable Basic Documents or charging any other increased interest expressly provided for or contemplated under a Basic Document as it exists on the date hereof;

(viii) changing the base reference price under the Inventory Facility ISDA;

(ix) participating in any voluntary or involuntary bankruptcy proceeding against any Grantor (subject to Section 2.4 (Prohibition on Contesting Liens; No Marshaling)), including by filing any proof of claim, or requesting adequate protection or relief from stay, seeking dismissal or conversion or the appointment of a trustee or examiner;

(x) entering into any transaction or making a loan or issuing a letter of credit under a Basic Document; or

(xi) enforcing on or taking any other action in relation to Excluded Collateral if such Excluded Collateral is otherwise subject to a Lien in its favor.

(d) Each Secured Party (for itself and any Person claiming through it) agrees that each decision made in accordance with the terms of this Agreement will be binding upon each Secured Party (for itself and any Person claiming through it) and each other party to the Basic Documents.

6.2 Collateral Voting Rights. Notwithstanding anything to the contrary in this Agreement, any Action with respect to the voting and enforcement rights of the Secured Parties in respect of the Collateral and/or the Guarantees (such rights, the Collateral Voting Rights) will be taken, made, given or granted as follows:

(a) subject to paragraph (c), each Collateral Agent will follow the Ordinary Course Instructions as may be requested by the relevant Instructing Creditors from time to time; provided that such Instructing Creditors will provide written copies of such Ordinary Course Instructions to all other Notice Parties concurrently with providing such Ordinary Course Instructions to the relevant Collateral Agent;

(b) subject to paragraph (c), each Collateral Agent will administer the Collateral in the manner contemplated by the Security Documents and this Agreement; and

(c) all other voting and all enforcement rights in respect of the Collateral and other matters will be made in accordance with Sections 3 (Trigger Events, Enforcement Events and Remedies) and 6.3 (Intercreditor Action).

6.3 Intercreditor Action. (a) If at any time either Collateral Agent receives notification from any Grantor, any other Secured Party or any other Person) of any matter requiring Action (other than an Enforcement Action or an Ordinary Course Instruction) by the Secured Parties under this Agreement or any Security Document or Guarantee (an Intercreditor Action), then such Collateral Agent will promptly deliver a notice (a Notice of Intercreditor Action) to the Administrative Agent and the Inventory Party, specifying (i) the matter requiring Action, (ii) the Intercreditor Action that is proposed to be taken, (iii) whether such Intercreditor Action relates to a Unanimous Consent Matter and (iv) the relevant Decision Period.

(b) If the Notice of Intercreditor Action relates to any of the following matters (each a Unanimous Consent Matter), no Collateral Agent and no other Party will take such Intercreditor Action unless approved by both the Administrative Agent (on behalf of all the Lenders) and the Inventory Party pursuant to this paragraph (b) (Intercreditor Action), on or prior to the last day of the Decision Period:

(i) the order of priority of payment under this Agreement or the ranking of security under this Agreement or any Security Document or the manner or priority in which the proceeds of enforcement of any Security Documents are distributed under this Agreement;

(ii) the release of all or a material part of the Collateral from the Lien of the Security Documents, the release of a Guarantee or the release of any Grantor from a Security Document or such Guarantee, except in accordance with Sections 2 (Priorities; Additional Collateral) and 10.2 (Sale of Collateral);

(iii) an amendment to any Guarantee or Security Document which (A) would have the effect of releasing all or a material part of the Collateral from the Lien of such Security Document, release such Guarantee or release any Grantor from such Security Document or such Guarantee, (B) would impair the interests of any of the Secured Parties or (C) would modify the definition of ABL Loan Collateral or Inventory Collateral (or the corresponding term used in any Security Document) or of any capitalized term incorporated in such definition or in any such capitalized term; provided that any amendment to correct a technical or administrative error or to reflect a change in law will not constitute a Unanimous Consent Matter so long as the Secured Party that desires to take the Action provides the other Notice Parties with at least 20 Business Days’ notice of such Action;

(iv) an amendment to the currency of payment of any amount;

(v) the removal or a change in the identity of any Grantor;

(vi) any provision which expressly requires the consent of the Inventory Party and the Administrative Agent;

(vii) modification to the right of a Secured Party to assign or transfer Obligations or its rights or liabilities under a Basic Document to which it is a party or by which it is bound;

(viii) any provision of any Security Document which relates to application of partial payments or to pro rata sharing of payments;

(ix) the definition of the Inventory Party, the Inventory Facility ISDA, the Credit Agreement, Grantor or any other defined term used in this paragraph (b); or

(x) the underlying requirements or terms of the relevant Basic Documents described in the definition of Trigger Event and Enforcement Event if the effect of such change is to modify in any material respect the events or circumstances that would cause a Trigger Event.i

(c) If the Notice of Intercreditor Action relates to a matter that is not a Unanimous Consent Matter, the ABL Loan Collateral Agent will not take such Intercreditor Action unless approved by the Administrative Agent and the Inventory Collateral Agent will not take such Intercreditor Action unless approved by the Inventory Party pursuant to this paragraph (c) on or prior to the last day of the Decision Period referred to in such Notice of Intercreditor Action.

6.4 Directions to Collateral Agent. Either Collateral Agent may at any time request written directions from the Secured Parties as to any course of action or other matter relating to the performance of its duties under this Agreement and the Security Documents, and the Secured Parties (or in the case of the ABL Loan Secured Parties, the Administrative Agent) will promptly comply with any such request. In each instance in which such written direction are requested, the relevant Collateral Agent will, subject to the other provisions of this Agreement, be required to take any such action or perform any such duties only if so directed by, in the case of the ABL Loan Collateral Agent, the Administrative Agent and, in the case of the Inventory Collateral Agent, the Inventory Party, and will have the right to decline such action or to perform such duties unless so directed.

SECTION 7.	Cooperation; Access; Information; Consultation

7.1 Cooperation. (a) Subject to the terms of the applicable Security Documents, each Secured Party will execute and deliver such other documents and instruments, in form and substance reasonably satisfactory to the Collateral Agents, the Administrative Agent and the Inventory Party, as appropriate, and will take such other action, in each case as the Collateral Agents, the Administrative Agent or the Inventory Party may reasonably request, to effectuate and carry out the provisions of this Agreement and the Security Documents, including by recording or filing in such places as the requesting Collateral Agent, the Administrative Agent or the Inventory Party, as applicable, may deem desirable, this Agreement or the Security Documents or such other documents or instruments; provided that no Secured Party will be required to expend or risk its own funds or otherwise incur any liability except to the extent it will otherwise agree or unless it receives indemnification reasonably satisfactory to such Secured Party.

(b) Each of the Administrative Agent (on behalf of itself and the Lenders) and the Inventory Party agrees that it will, from time to time (as it deems reasonably necessary or appropriate in its sole judgment), consult and cooperate with, in the case of the Administrative Agent and the Lenders, the Inventory Party and, in the case of the Inventory Party, the Administrative Agent (on behalf of itself and the Lenders) with respect to the Obligations, the Collateral and the affairs of the Grantors in general.

7.2 Sharing Information. (a) The Grantors consent to the Secured Parties freely discussing with each other, and freely disclosing to each other, any information pertaining to the business affairs of any Grantor and to the disclosure of any other information with respect to any Grantor, whether or not contemplated by this Agreement.

(b) Each of the Administrative Agent and the Inventory Party will use reasonable efforts to make available promptly to, in the case of the Administrative Agent, the Inventory Party and, in the case of the Inventory Party, the Administrative Agent any material information received by it regarding the occurrence of any Default or Trigger Event or other event requiring joint action; provided, however, that this Section 7.2 (Sharing Information) will not require any Secured Party to make available to any other Person (i) information subject to confidentiality restrictions or governmental or security clearance requirements prohibiting such disclosure, (ii) analyses, data or reports prepared solely for the internal use of such Secured Party, (iii) information which is subject to the attorney-client privilege, or (iv) information supplied by another Secured Party. No Secured Party will have any liability for any failure to make available to any other party such information or for any inaccuracy or incompleteness of any such information made available in good faith.

(c) Each of the Administrative Agent and the Inventory Party (i) will inform, in the case of the Administrative Agent, the Inventory Party and, in the case of the Inventory Party, the Administrative Agent promptly following its determination to (A) suspend or terminate its commitments pursuant to the Credit Agreement, (B) suspend or terminate the Inventory Facility ISDA or all transactions thereunder, (C) declare a Trigger Event in accordance with a Basic Document to which it is a party or (D) accelerate a loan; and (ii) agrees, to the extent practicable in the circumstances, to give such notice sufficiently in advance of taking such actions in order to permit consultation among the Secured Parties; provided, however, that in no event shall the consultation requirements set forth in this paragraph (c) require any extension of any Decision Period.

7.3 Current Balance Certificate. Each Secured Party agrees that, in the event a Collateral Agent notifies such Secured Party that it has received any Waterfall Amounts as a result of an Enforcement Action, such Secured Party will promptly notify such Collateral Agent in writing pursuant to a certificate of a duly authorized officer of such Secured Party (a Current Balance Certificate) of the outstanding aggregate amount (which will specify any periodic payments, close-out or termination payments, the principal, accrued and unpaid interest, premium, (if any), expenses, fees, indemnities and other amounts) of the ABL Loan Obligations and the Inventory Obligations, as the case may be, owing to such Secured Party as of the date of such certificate (it being understood, that in the case of the Lenders, such certificate may be delivered by the Administrative Agent and need not come from each Lender). Each Collateral Agent will be entitled to rely on the information set forth in a Current Balance Certificate of each Secured Party for a period of thirty (30) days following receipt thereof by such Collateral Agent (unless superseded by another Current Balance Certificate delivered within such period, in which event such Collateral Agent will rely on the information set forth in such more recent Current Balance Certificate for a period of thirty (30) days following receipt thereof by such Collateral Agent). In the event that a Secured Party will fail to deliver a Current Balance Certificate within five (5) Business Days of request therefor, the relevant Collateral Agent will request that Tesoro Hawaii provide the information that would be contained in a Current Balance Certificate with respect to such Secured Party. In addition, upon the written request of a Collateral Agent, each Secured Party will give such Collateral Agent written notice of the outstanding aggregate amount of Obligations owed by the Grantors to such Secured Party under the Basic Documents and any other information that such Collateral Agent may reasonably request.

7.4 Collateral Agent Request for Written Instructions, etc.. Any request, demand, authorization, direction, notice, consent, waiver or other action permitted or required by this Agreement to be given or taken by the Secured Parties will be, embodied in and evidenced by one or more instruments reasonably satisfactory in form to the relevant Collateral Agent and, except as otherwise expressly provided in any such instrument, any such actions will become effective when such instrument or instruments have been received by such Collateral Agent.

7.5 Access. (a) If (i) the ABL Loan Collateral Agent commences any Enforcement Action (including, but not limited to, any action of foreclosure) with respect to the ABL Loan Collateral (ABL Loan Collateral Enforcement Actions) or (ii) the Inventory Collateral Agent commences any Enforcement Action and the Inventory Collateral Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Liens of the Inventory Collateral Agent) takes actual or constructive possession of the Refinery (Priority Collateral Enforcement Actions), then the Inventory Collateral Agent will, only for a period of ten (10) Business Days after the commencement of such Enforcement Action and only if such Enforcement Action is continuing during such period (the Access Period), permit the ABL Loan Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the Loan Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto), access to the Refinery office premises and accounting computers during normal business hours and upon reasonable advance notice only for purposes of accessing and copying billing and account information and data from computer software or systems related to the processing of accounts receivable; provided that (x) such access may and will (A) be concurrent with Inventory Party’s access and use; and (B) not interfere with any access rights of the Inventory Party or the Inventory Collateral Agent relating to the Refinery or otherwise, including the Inventory Party’s or the Inventory Collateral Agent’s ability to access and use such information, data, computer software or systems, (y) nothing contained in this Agreement will restrict the rights of the Inventory Collateral Agent from selling, assigning or otherwise transferring the Refinery, if an Access Period has commenced, prior to the completion of such Access Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Loan Collateral Agent and the Loan Parties) to be bound by the provisions of this Section 7.5 (Access), and (z) ABL Loan Collateral Agent, its employees, agents, advisers and representatives shall exercise reasonable care and technical skill in accessing and copying such information (including using virus protection software) and ensure that any such data or information is not modified, damaged or deleted as a result of such access or copying.

(b) During the period of actual access by the Loan Parties and/or the ABL Loan Collateral Agent (or their respective employees, agents, advisers and representatives) of the Refinery, the Loan Parties and the ABL Loan Collateral Agent will be obligated to repair at their expense any information or data damage or loss or physical damage to the Refinery resulting from such access, and to leave the Refinery in the same condition as it was at the commencement of such access.

(c) The Loan Parties will (i) access the Refinery in compliance with and with reasonable regard to their and other’s safety and to the Refinery’s safety procedures and in accordance with applicable law; and (ii) hold harmless and indemnify the Inventory Collateral Agent and the Inventory Party from any claim, loss, damage, cost or liability arising out of or resulting from any acts or omissions by the ABL Loan Collateral Agent, or any of its agents or representatives, in connection with the exercise by the Loan Parties of their rights of access set forth in this Section 7.5 (Access). In no event will any Inventory Party or the Inventory Collateral Agent have any liability to the Loan Parties pursuant to this Section 7.5 (Access) or otherwise as a result of any condition on or with respect to the Refinery or such information or data existing prior to the date of the exercise by the Loan Parties of their access rights under this Section 7.5 (Access) or during such period of access, and except as expressly provided herein the Loan Parties will have no duty or liability to maintain the Refinery in a condition or manner better than that in which it was maintained prior to the access thereof by the Loan Parties.

SECTION 8.	Payment Invalidated

8.1 Turnover. If, during the course of, or pursuant to, any voluntary or involuntary bankruptcy or insolvency or similar proceeding, a Collateral Agent or any other Secured Party is required by a court or other tribunal of competent jurisdiction to disgorge, refund, rebate or otherwise return any payment made pursuant to Section 4 (Application of Monies) or any Waterfall Amounts received by such

Collateral Agent or Secured Party, as the case may be, pursuant to Section 4 (Application of Monies) (any such requirement being herein called a Repayment Event and such Person’s portion of such payment or distribution referred to herein as a Disputed Payment), in connection with any Insolvency Proceeding or otherwise (whether by reason of the fact that such Disputed Payment constituted or was alleged to constitute a preference, a fraudulent conveyance or for such other reason as any court or tribunal will specify), then:

(a) if the Repayment Event results in a Collateral Agent’s being required to return or repay any amount distributed by it to the Secured Parties under this Agreement, each Secured Party to which such amount was distributed will, forthwith upon its receipt of a notice thereof from such Collateral Agent, pay to such Collateral Agent an amount equal to its ratable share (based on the amount distributed to such Secured Party) of the Disputed Payment, together with its ratable share (determined in the same manner) of any interest or any other amount which such Collateral Agent is required to pay on or in respect of the Disputed Payment; and

(b) if the Repayment Event results in any Secured Party (any such Secured Party, a Returning Secured Party) being required to return or repay any amount received by it from any Grantor which was delivered to and distributed by a Collateral Agent to the Returning Secured Party and the other Secured Parties, or was otherwise shared with the other Secured Parties, pursuant to this Agreement, each other Secured Party to which any amount was distributed will, forthwith upon its receipt of notice thereof from the Returning Secured Party, pay such Collateral Agent an amount, up to an amount equal to the prior distributions to such other Secured Party, for distribution to such Returning Secured Party such that, after giving effect to such payment and distribution, all Secured Parties will have received such proportion of the amounts distributed pursuant to this Agreement as they would have received had the original payment which was the subject of the Repayment Event not occurred (such payment by each other Secured Party to be accompanied by such Secured Party’s ratable share (based on the amount received by such Secured Party) of any interest which the Returning Secured Party is required to pay on or with respect to the Disputed Payment).

If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement. Upon any such reinstatement of First Lien Obligations, each Second Lien Secured Party will deliver to the First Lien Agent any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with Section 4.3 (Sharing of Payments by Secured Parties). No Second Lien Secured Party may benefit from a Recovery, and any distribution made to a Second Lien Secured Party as a result of a Recovery will be paid over to the First Lien Agent for application to the First Lien Obligations in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) or Section 4.2 (Distribution Priorities – ABL Loan Collateral), as applicable.

8.2 Proportionate Allocation. Each Collateral Agent will apply all amounts to be distributed pursuant to Section 4 (Application of Monies) in a manner consistent with the terms of this Agreement such that all Secured Parties receive such proportion of such amounts as they would have received had the Disputed Payment not occurred. If any Secured Party fails to pay the amounts required by this Section 8 (Payment Invalidated) within ten (10) Business Days of demand having been made therefor, such Collateral Agent may deduct such amount from any amount payable thereafter to such Secured Party under this Agreement.

SECTION 9.	Reliance, etc.

9.1 Reliance. The consent by the First Lien Secured Parties to the execution and delivery of the Basic Documents relating to the Second Lien Obligations to which the First Lien Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to any Grantor will be deemed to have been given and made in reliance upon this Agreement. Each Secured Party acknowledges that it has, independently and without reliance on any other Secured Party or either Collateral Agent in any capacity and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Basic Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under such Basic Documents or this Agreement.

9.2 No Warranties. Each Secured Party acknowledges and agrees that no other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Basic Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans, transactions and extensions of credit under the Basic Documents relating to the First Lien Obligations in accordance with law but not in violation of this Agreement, and the First Lien Secured Parties may manage their loans, transactions and extensions of credit without regard to any rights or interests that the Second Lien Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. No First Lien Secured Party will have any duty to any Second Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or Trigger Event under any agreement with any Grantor (including the Basic Documents relating to the Second Lien Obligations), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 10.	Insolvency Proceedings

10.1 Use of Cash Collateral and DIP Financing. (a) Until the Discharge of the First Lien Obligations, if an Insolvency Proceeding has commenced, the Second Lien Agent, as holder of a second-priority Lien on the Collateral securing such First Lien Obligations, will not contest, protest, or object to, and each Second Lien Secured Party will be deemed to have consented to:

(i) any use, sale, or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) constituting First Lien Collateral; and

(ii) any Grantor obtaining DIP Financing,

if the First Lien Agent consents in writing to such use, sale, or lease, or DIP Financing; provided that

(A) the Second Lien Agent otherwise retains its Lien on the Collateral; and

(B) any Second Lien Secured Party may seek adequate protection as permitted by Section 10.4 (Adequate Protection) and, if such adequate protection is not granted, the Second Lien Agent may object under this Section 10.1 (Use of Cash Collateral and DIP Financing) solely on such basis.

Upon written request from the First Lien Agent, the Second Lien Agent, as holder of a Lien on the Collateral, will join any objection by the First Lien Agent to the use, sale, or lease of such cash collateral for any purpose other than adequate protection payments to Second Lien Secured Parties.

(b) Any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by the First Lien Agent to be paid prior to the Discharge of First Lien Obligations will be deemed for purposes of paragraph (a) above:

(i) to be a use of such cash collateral; and

(ii) not to be a principal amount of DIP Financing at the time of such consent.

No Second Lien Secured Party may provide DIP Financing to a Borrower or other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations.

10.2 Sale of Collateral. The Second Lien Agent, as holder of a second-priority Lien on the First Lien Collateral, will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of such Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if the First Lien Agent consents in writing to the Disposition, provided that either (a) pursuant to court order, the Liens of Second Lien Secured Parties attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by Second Lien Secured Parties on such Collateral, and the Liens remain subject to the terms of this Agreement, or (b) the Proceeds of a Disposition of such Collateral received by the First Lien Agent in excess of those necessary to achieve the Discharge the First Lien Obligations in their entirety are distributed in accordance with the UCC and other applicable law.

10.3 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations, no Second Lien Secured Party may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Second Lien Collateral without the First Lien Agent’s prior written consent or oppose any request by the First Lien Agent for relief from such stay

10.4 Adequate Protection. (a) No Second Lien Secured Party will contest, protest, or object to:

(i) a request by a First Lien Secured Party for “adequate protection” under any Bankruptcy Law; or

(ii) an objection by a First Lien Secured Party to a motion, relief, action, or proceeding based on a First Lien Secured Party claiming a lack of adequate protection.

(b) Notwithstanding the preceding paragraph (a), in an Insolvency Proceeding:

(i) except as permitted in this Section 10.4 (Adequate Protection), no Second Lien Secured Parties (in such capacity) may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code or other relief.

(ii) If a First Lien Secured Party is granted adequate protection in the form of additional or replacement Collateral in connection with a motion described in Section 10.1 (Use of Cash Collateral and DIP Financing), then the Second Lien Agent may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(iii) Any claim by a Second Lien Secured Party under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Secured Parties under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, subject to Section 10.6 (Reorganization Securities), Second Lien Secured Parties will be deemed to have agreed pursuant to section 1 129(a)(9) of the Bankruptcy Code that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims.

(iv) So long as the First Lien Agent is receiving payment in cash of all Post-Petition Claims, the Second Lien Agent may seek and, subject to the terms hereof, retain payments of Post-Petition Claims under the relevant Basic Documents (Second Lien Adequate Protection Payments). If a Second Lien Secured Party receives Second Lien Adequate Protection Payments before the Discharge of First Lien Obligations, then upon the effective date of any plan or the conclusion or dismissal of any Insolvency Proceeding, the Second Lien Secured Party will pay over to the First Lien Agent pursuant to Section 4.1 (Distribution Priorities – Inventory Collateral) an amount equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Secured Party and (ii) the amount necessary to Discharge the First Lien Obligations. Notwithstanding anything herein to the contrary, First Lien Secured Parties will not be deemed to have consented to, and expressly retain their rights to object to, the payment of Second Lien Adequate Protection Payments.

10.5 First Lien Objections to Second Lien Actions. Subject to Section 3 (Trigger Events, Enforcement Events and Remedies) nothing in this Section 10 (Insolvency Proceedings) limits a First Lien Secured Party from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Secured Party, including the Second Lien Secured Party’s seeking adequate protection or asserting any of its rights and remedies under the Basic Documents or otherwise.

10.6 Reorganization Securities. Nothing in this Agreement prohibits or limits the right of a Second Lien Secured Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that any debt securities received by a Second Lien Secured Party on account of a Second Lien Obligation that constitutes a “secured claim” within the meaning of section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to the First Lien Agent for application in accordance with Section 4.1 (Distribution Priorities – Inventory Collateral) unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of First Lien Secured Parties.

If, in an Insolvency Proceeding, debt Obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt Obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt Obligations pursuant to such plan and will apply with like effect to the Liens securing such debt Obligations.

10.7 Post-Petition Claims. (a) No Second Lien Secured Party may oppose or seek to challenge any claim by a First Lien Secured Party for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(b) No First Lien Secured Party may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Secured Party for allowance and any payment permitted under Section 10.4 (Adequate Protection) of Second Lien Obligations consisting of Post-Petition Claims.

10.8 Waivers. The Second Lien Agent waives:

(a) any claim it may hereafter have against any First Lien Secured Party arising out of any cash collateral or financing arrangement or out of any grant of a Lien in connection with the First Lien Collateral in an Insolvency Proceeding, so long as such actions are not in express contravention of the terms of this Agreement;

(b) any right to assert or enforce any claim under section 506(c) or 552 of the Bankruptcy Code as against First Lien Secured Parties or any of the First Lien Collateral to the extent securing the First Lien Obligations; and

(c) solely in its capacity as a holder of a Lien on Collateral, any claim or cause of action that any Grantor may have against any First Lien Secured Party, except to the extent arising from a breach by such First Lien Secured Party of the provisions of this Agreement.

10.9 Separate Grants of Security and Separate Classification. The grants of Liens pursuant to the Security Documents constitute two separate and distinct grants. Because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. Second Lien Secured Parties will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Secured Parties and will not oppose or contest any pleading by First Lien Secured Parties seeking separate classification of their respective secured claims.

10.10 Effectiveness in Insolvency Proceedings. The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during, and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

SECTION 11.	Relationship Between Agents.

11.1 Pledged Collateral.

(a) If the First Lien Agent has any Collateral in its possession or control (such Collateral being the Pledged Collateral), then, subject to Section 2.1 (Priority Ranking of Liens) and this Section 11.1 (Pledged Collateral), the First Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of the Second Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC. In this Section 11.1 (Pledged Collateral), control has the meaning given that term in sections 8-106 and 9-314 of the UCC.

(b) The First Lien Agent will have no obligation to any First Lien Secured Party or Second Lien Secured Party to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 11.1 (Pledged Collateral). The duties or responsibilities of the First Lien Agent under this Section 11.1 (Pledged Collateral) will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 11.1 (Pledged Collateral) and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c) The Second Lien Agent hereby waives and releases the First Lien Agent from all claims and liabilities arising out of the First Lien Agent’s role under this Section 11.1 (Pledged Collateral) as bailee and/or agent with respect to the Pledged Collateral except for claims arising by reason of the First Lien Agent’s gross negligence or willful misconduct.

(d) Upon the Discharge of First Lien Obligations, the First Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty):

(i) first, to the Second Lien Agent if any Second Lien Obligations remain outstanding; and

(ii) second, to the relevant Grantors or as otherwise required by applicable law,

and will take any other action reasonably requested by the Second Lien Agent (at the expense of the Grantors) in connection with the Second Lien Agent obtaining a first-priority Lien in the Pledged Collateral.

(e) If the Second Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 2.1 (Priority Ranking of Liens) and this Section 11.1 (Pledged Collateral), the Second Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of the First Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC.

(f) The Second Lien Agent will have no obligation to any First Lien Secured Party or Second Lien Secured Party to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 11.1 (Pledged Collateral). The duties or responsibilities of the Second Lien Agent under this Section 11.1 (Pledged Collateral) will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 11.1 (Pledged Collateral) and delivering the Pledged Collateral upon a Discharge of Second Lien Obligations as provided in paragraph (h) below.

(g) The First Lien Agent hereby waives and releases the Second Lien Agent from all claims and liabilities arising out of the Second Lien Agent’s role under this Section 11.1 (Pledged Collateral) as bailee and/or agent for perfection with respect to the Pledged Collateral except for claims arising by reason of the Second Lien Agent’s gross negligence or willful misconduct.

(h) Upon the Discharge of Second Lien Obligations, the Second Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty):

(i) first, to the First Lien Agent if any First Lien Obligations remain outstanding; and

(ii) second, to the relevant Grantors or as otherwise required by applicable law,

and will take any other action reasonably requested by the First Lien Agent (at the expense of the Grantors) in connection with the First Lien Agent obtaining a first-priority interest in the Pledged Collateral.

11.2 Limitations on Duties and Obligations.

(a) The First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the First Lien Collateral, and except for the First Lien Agent’s obligations under Section 11.1 (Pledged Collateral), the Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral, in each case, acting on the instructions of the relevant Secured Party(ies).

(b) This Agreement is intended solely to govern the respective Lien priorities as between the First Lien Secured Parties and the Second Lien Secured Parties and does not impose on the First Lien Agent or the Second Lien Agent any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(c) Except for obligations expressly provided for herein, the First Lien Secured Parties will have no liability to any Second Lien Secured Party for any action by a First Lien Secured Party with respect to any First Lien Obligations or Collateral, including:

(i) the maintenance, preservation, or collection of the First Lien Obligations or any Collateral; and

(ii) the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other disposition of, any Collateral.

(d) The First Lien Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Secured Party or Second Lien Secured Party. The parties recognize that the interests of the First Lien Agent and Second Lien Agent may differ, and the First Lien Agent may act in its own interest without taking into account the interests of any Second Lien Secured Party.

(e) In acting hereunder the Inventory Collateral Agent shall have (i) all of the rights, protections and immunities granted to it in the Collateral Agency Agreement, (ii) only those obligations set forth in the Inventory Documents to which it is a party and (iii) no implied duties or obligations.

SECTION 12.	Refinancing of the Credit Agreement

In the event that the Borrowers will at any time incur any Indebtedness to refinance in full (but not in part) the outstanding Obligations under the ABL Loan Credit Agreement or any other

Credit Agreement, the Borrowers will be permitted to designate such Indebtedness as “ABL Loan Obligations” hereunder and to extend the existing Liens over the Collateral created under the Security Documents to secure the repayment of the corresponding ABL Loan Obligations in accordance with Section 2.1 (Priority Ranking of Liens) and all pursuant to the terms and conditions of the Security Documents and the other Basic Documents then in effect. Any such designation will be effected by delivery of a notice to such effect to the ABL Loan Collateral Agent and each other Secured Party not later than thirty (30) days prior to the proposed incurrence (and which notice may be revocable and may specify that it is contingent upon the satisfaction of certain conditions precedent) and will be subject to satisfaction of the following conditions:

(a) the aggregate principal amount of such Indebtedness will not at any time exceed an amount equal to the sum of (i) the amount of the commitment for revolving loans (as such commitment is specified in the Credit Agreement) under the Credit Agreement then in effect plus (ii) $75,000,000;

(b) such incurrence will be effected by the Borrowers pursuant to definitive documentation in form and substance and otherwise satisfactory to the Inventory Party in its reasonable discretion (the Refinancing Credit Agreement), which documentation will (i) provide for a maturity date that is not earlier than the maturity date of the original ABL Loan Credit Agreement and (ii) be on terms that are consistent with the then-prevailing market terms for asset backed revolving loan agreements;

(c) prior to the incurrence of such Indebtedness, each holder of any such Indebtedness and any agent or trustee thereof will have agreed to be bound by the terms and conditions hereof by executing and delivering to the Parties a supplement hereto in the form of Annex V (Secured Party Supplement to Intercreditor Agreement), appropriately completed; and

(d) prior to the incurrence of such Indebtedness, the Grantors will have delivered evidence that any security granted for the benefit of the holders of the ABL Loan Obligations has been (or will be on the date of such refinancing) terminated and released in full and that all of the ABL Loan Obligations will be prepaid, discharged and cancelled in full on or by the date of such refinancing.

SECTION 13.	Additional Grantors

Other than any Retail Business Subsidiary, any direct or indirect Subsidiary of Tesoro Hawaii that is created, acquired or otherwise comes into existence after the date of this Agreement will, immediately upon becoming a direct or indirect Subsidiary of Tesoro Hawaii and concurrently with becoming a party to the Credit Agreement and the Framework Agreement, become (a) a party to each Guarantee and Security Document as a Grantor thereunder by executing and delivering to the relevant Collateral Agent a joinder agreement substantially in the form attached thereto and (b) a party to this Agreement as a Grantor hereunder by executing and delivering to the Collateral Agents a joinder agreement substantially in the form attached hereto as Annex VI (Grantor Supplement to Intercreditor Agreement) (a Grantor Supplement). Accordingly, upon the execution and delivery of any Grantor Supplement by any such Subsidiary, such Subsidiary will automatically and immediately become a Grantor under and for all purposes of this Agreement.

SECTION 14.	Miscellaneous

14.1 Specific Performance. The parties declare that any breach of this Agreement will result in irreparable damage to the Secured Parties, for which they will not have an adequate remedy at law. Accordingly, whenever any party to this Agreement fails to comply with any of the provisions of this Agreement, each of the Secured Parties will be entitled to specific performance of this Agreement in addition to any other remedies and damages. This provision will be limited to breaches arising exclusively under this Agreement.

14.2 Notices. All notices, requests, demands, consents, authorizations, directions, waivers and other communications made pursuant to the provisions hereof will be in writing and will be delivered personally or mailed by first class registered or certified mail, postage prepaid or by overnight courier or facsimile at the address specified on Annex IV (Addresses for Notices and Payment Instructions) or such other address as may be furnished in writing by a Secured Party to each other Secured Party or by a Collateral Agent to each Secured Party. All notices, requests, demands, consents, authorizations, directions, waivers and other written communications will be effective on receipt.

14.3 Amendments. Notwithstanding anything to the contrary in this Agreement, this Agreement may be modified or supplemented or waived only by an instrument or instruments in writing consented to and signed by the Administrative Agent and the Inventory Party; provided that any such modification or supplement or waiver that would alter or affect the rights or duties of a Collateral Agent hereunder in any respect will require the consent of such Collateral Agent. Anything herein to the contrary notwithstanding, upon the Discharge of First Lien Obligations or the Discharge of Second Lien Obligations, as the case may be, the relevant Secured Parties will cease to have any right to vote or make determinations hereunder. Anything herein to the contrary notwithstanding, no Obligations held by any Grantor or by an Affiliate of any Grantor will be deemed to be “outstanding” for purposes of this Agreement.

14.4 Successors and Assigns. (a) All of the terms of this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, and will be binding upon and inure to the benefit of and be enforceable by any holder or holders at any time of the Obligations owed to a Secured Party, or any part thereof.

(b) No Grantor may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, subject to the terms of the Intercreditor Agreement, and any purported assignment, delegation or other transfer in violation of this provision will be void and of no effect.

(c) No Secured Party will transfer its rights or obligations hereunder or the Obligations owing to it unless (i) in the case of a Lender, a Cash Management Bank and a Secured Hedging Creditor, such Lender, Cash Management Bank or Secured Hedging Creditor has become a party to the Credit Agreement then in effect in accordance with the terms thereof and in the case of any other Secured Party, such transfer is permitted or required under the terms of the relevant Basic Document; (ii) in the case of the Collateral Agents, such transfer is made in accordance with the relevant Basic Document; and (iii) the transferee agrees to be bound by the terms and conditions of this Agreement by executing and delivering to the Collateral Agents a supplement hereto substantially in the form of Annex V (Secured Party Supplement to Intercreditor Agreement) appropriately completed or in the case of a Loan Party (other than the Administrative Agent and the ABL Loan Collateral Agent) is deemed to have agreed to be bound by the terms and conditions of this Agreement pursuant to Section 13.19 of the ABL Loan Credit Agreement. Each transferee of any Obligations will take such Obligations subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken or authorized hereunder by each previous holder of such Obligations prior to the receipt by the Collateral Agents of written notice of such transfer, and, except as expressly otherwise provided in such notice, the Collateral Agents may conclusively assume that the transferee named in such notice will thereafter be vested with all rights and powers as a Secured Party under this Agreement (and the Collateral Agents may conclusively assume that no Obligations have been subject to any transfer other than transfers of which such Collateral Agents have received such a notice). Upon the written request of any Secured Party, the Collateral Agents will provide such Secured Party with copies of any written notices of transfer received pursuant hereto.

(d) In addition to the foregoing, each Collateral Agent (or in the case of the ABL Loan Secured Parties, the Administrative Agent) will maintain a register for the recordation of the names and addresses of the Secured Parties, and the principal amount of the Obligations held by them from time to time (the Register) based upon the latest Current Balance Certificates provided to such Collateral Agent. For the avoidance of doubt, such Collateral Agent will update the Register only following its receipt of notice of a name or address change of a Secured Party or any Current Balance Certificate. The Register will be available for inspection by Tesoro Hawaii and any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.

14.5 Benefits of Agreement Limited. The provisions of this Agreement are not intended, nor will they be construed to confer upon, or give any Person other than the Parties and their respective successors and assigns, any rights, remedies or claims hereunder or by reason hereof.

14.6 Conflicts with Other Documents. To the extent that there is a conflict or inconsistency with terms of this Agreement and any Basic Document or other agreement among any Collateral Agent, any Secured Party and any Grantor, or any amendment or modification thereof, this Agreement will control as among the Parties.

14.7 Termination. This Agreement will terminate with respect to each Secured Party and the Collateral Agents automatically upon the payment in full of all of the Obligations owed to it; provided that Section 14.11 (Costs and Expenses; Indemnity) will survive, and remain operative and in full force and effect, regardless of the payment in full of all Obligations or termination of this Agreement.

14.8 Subrogation. If a Second Lien Secured Party pays or distributes cash, property, or other assets to a First Lien Secured Party under this Agreement, the Second Lien Secured Party will be subrogated to the rights of the First Lien Secured Party with respect to the value of the payment or distribution; provided that the Second Lien Secured Party waives such right of subrogation until the Discharge of First Lien Obligations. Such payment or distribution will not reduce the Second Lien Obligations.

14.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and the Parties will use their best efforts to replace such provision.

14.10 No Partnership; No Obligation to Advance Funds. The obligations of each of the Parties herein are several. Nothing herein contained will be construed as creating among the Secured Parties a partnership, joint venture or other joint association. No provision of this Agreement will be construed as obligating any Secured Party to advance any monies or otherwise extend credit to any Grantor at any time.

14.11 Costs and Expenses; Indemnity. (a) The Grantors agree, jointly and severally, to pay all fees of each Collateral Agent for its services under this Agreement in accordance with any fee letter and to reimburse each Collateral Agent, within fifteen (15) days of receiving an invoice for such fees for the reasonable expenses incurred (and set forth in reasonable detail together with reasonable evidence of the incurrence of such expenses) by the Collateral Agent, including all reasonable attorneys’ fees and compensation of agents, arising out of, or directly connected with, the execution or delivery of this Agreement, any Guarantee or any Security Document or any agreement or instrument contemplated thereby or the performance by such Collateral Agent of its obligations thereunder or in connection with the enforcement or protection of the rights of such Collateral Agent and/or the Secured Parties under and in accordance with the terms and conditions of this Agreement or the seizure, repossession, sale, transfer or other disposition of any of the Collateral in accordance with such terms and conditions.

(b) To the fullest extent permitted by applicable law, the Grantors will, jointly and severally, on demand, defend, indemnify and hold harmless each Collateral Agent and each of their officers, directors, employees, agents and advisors (each, an Indemnified Person) from and against all Losses suffered or incurred by an Indemnified Person in connection with the transactions contemplated under this Agreement, any Guarantee or any Security Document and whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person, except to the extent that such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph (b) applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by a Grantor or any of its equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto.

14.12 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which will be an original and all of which will together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed counterpart of this Agreement.

14.13 Currency. All calculations under this Agreement will be made in U.S. dollars.

14.14 Choice of Law. This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship will be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

14.15 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with this Agreement. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

14.16 Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Inventory Collateral Agent

By:	/s/ Julius Zamora
	Name:	Julius Zamora
	Title:	Vice President

[Signature Page to the Intercreditor Agreement]

BARCLAYS BANK PLC,
as Inventory Party

By:	/s/ John Eleoterio
	Name:	John Eleoterio
	Title:	Managing Director

[Signature Page to the Intercreditor Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

[Signature Page to the Intercreditor Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as ABL Loan Collateral Agent

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

[Signature Page to the Intercreditor Agreement]

HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company as Grantor

By:	Par Petroleum Corporation its sole member

	By:	/s/ R. Seth Bullock
		Name:	R. Seth Bullock
		Title:	Chief Financial Officer

[Signature Page to the Intercreditor Agreement]

TESORO HAWAII, LLC,
a Hawaii limited liability company, as Grantor

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

[Signature Page to the Intercreditor Agreement]